Exhibit 7.05

Execution Version

AGREEMENT AND PLAN OF MERGER

among

NINETOWNS HOLDINGS LIMITED,

NINETOWNS MERGER SUB LIMITED,

and

NINETOWNS INTERNET TECHNOLOGY GROUP COMPANY LIMITED

Dated as of January 29, 2014

i

TABLE OF CONTENTS

(continued)

Appendix 1: Cayman Plan of Merger

ii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of January 29, 2014 (this “Agreement”), among Ninetowns Holdings Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Parent”), Ninetowns Merger Sub Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands and a direct wholly-owned subsidiary of Parent (“Merger Sub”), and Ninetowns Internet Technology Group Company Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (the “Company”).

W I T N E S S E T H:

WHEREAS, the parties intend that Merger Sub be merged with and into the Company, with the Company being the surviving company (the “Merger”) upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Companies Law (2013 Revision) of the Cayman Islands (the “Cayman Companies Law”) and becoming a wholly-owned subsidiary of Parent as a result of the Merger;

WHEREAS, the board of directors of the Company, acting upon the unanimous recommendation of the Independent Committee (as defined below), has (i) determined that it is in the best interest of the Company and its shareholders (other than the holders of Rollover Shares (as defined below)) to enter into this Agreement, (ii) approved the execution, delivery, and performance by the Company of this Agreement and consummation of the transactions contemplated hereby, including the Merger in accordance with the Cayman Companies Law, and (iii) resolved to convene the Shareholders’ Meeting (as defined below) to consider and vote on whether to approve this Agreement, the Merger and the Cayman Plan of Merger (as defined below);

WHEREAS, the board of directors of each of Parent and Merger Sub has (i) approved the execution, delivery, and performance by Parent and Merger Sub, as the case may be, of this Agreement and consummation of the transactions contemplated hereby, including the Merger in accordance with the Cayman Companies Law, and (ii) declared it advisable for Parent and Merger Sub, as the case may be, to enter into this Agreement;

WHEREAS, on the date of this Agreement, (i) Mr. Shuang Wang (the “Founder”), (ii) Ms. Min Dong (“Ms. Dong”), (iii) Value Chain International Limited, a business company incorporated and existing under the laws of the British Virgin Islands with its registered office at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands, which is 50% owned by the Founder and 50% owned by Ms. Dong (“Value Chain”), (iv) Mr. Xiaoguang Ren (“Mr. Ren”), (v) Mr. Kin Fai Ng (“Mr. Ng”), (vi) Oriental Plan Developments Limited, a business company incorporated and existing under the laws of the British Virgin Islands with its registered office at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands, which is wholly owned by Mr. Ng (“Oriental Developments”), (vii) Mr. Bolin Wu (“Mr. Wu”), (viii) Mr. Zhonghai Xu (“Mr. Xu”) and (ix) Mr. Tommy Siu Lun Fork (“Mr. Fork”, together with the Founder, Ms. Dong, Value Chain, Mr. Ren, Mr. Ng, Oriental Developments, Mr. Wu and Mr. Xu, and their respective successors and permitted assigns, the “Consortium Members” or the “Consortium” and each, a “Consortium Member”) are entering into a Voting and Subscription Agreement (the “Voting and Subscription Agreement”) pursuant to which they have agreed, subject to the terms and conditions set forth therein, to have their Rollover Shares (as defined below) cancelled for nil consideration in connection with the Merger and to subscribe for newly issued shares of Parent for cash at par prior to the consummation of the Merger, and to vote all Shares owned by them at the Shareholders’ Meeting in favor of the Merger; and

WHEREAS, concurrently with the execution of this Agreement, as a condition and inducement to the Company’s willingness to enter into this Agreement, the Founder (as the “Guarantor”) is entering into a limited guaranty in favor of the Company (the “Guaranty”) with respect to certain obligations of Parent and Merger Sub under this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

THE MERGER

Section 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, the Cayman Plan of Merger and in accordance with the Cayman Companies Law, at the Effective Time, Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving company in the Merger (the “Surviving Corporation”) and all the undertakings, property, assets, rights, privileges, immunities, powers, and franchises of each of the Company and Merger Sub shall vest in the Surviving Corporation and all debts, liabilities, duties and obligations of each of Merger Sub and the Company shall become the debts, liabilities, duties and obligations of the Surviving Corporation and the Surviving Corporation shall continue to be governed by the Cayman Companies Law as a wholly-owned subsidiary of Parent.

Section 1.2 Closing. Unless otherwise mutually agreed in writing between the Company, Merger Sub and Parent, the closing for the Merger (the “Closing”) shall take place at the offices of Ropes & Gray, 41st Floor, One Exchange Square, 8 Connaught Place, Central, Hong Kong, commencing at 9:00 a.m. (Hong Kong time) on the second Business Day after the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in ARTICLE VII (excluding conditions that by their terms cannot be satisfied until the Closing, but subject to the satisfaction or waiver of those conditions). The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date.”

Section 1.3 Effective Time. As soon as practicable on the Closing Date, subject to the provisions of this Agreement, Merger Sub and the Company shall execute the Cayman Plan of Merger substantially in the form contained in Appendix I hereto (the “Cayman Plan of Merger”) and the Company shall file the Cayman Plan of Merger and other declarations and documents required by the Cayman Companies Law with the Registrar of Companies of the Cayman Islands, and, as soon as practicable on or after the Closing Date, shall make or cause to be made all other filings or recordings required under the Cayman Companies Law. The Merger shall become effective at the time when the Cayman Plan of Merger has been registered by the Registrar of Companies of the Cayman Islands or at such other subsequent date or time within 90 days of the date of registration of the Cayman Plan of Merger as Merger Sub and the Company may agree and specify in the Cayman Plan of Merger in accordance with the Cayman Companies Law (the “Effective Time”).

ARTICLE II

MEMORANDUM AND ARTICLES OF ASSOCIATION OF THE SURVIVING CORPORATION

Section 2.1 Surviving Corporation Memorandum and Articles of Association. As of the Effective Time, and without any further action on the part of the parties hereto, the memorandum and articles of association of Merger Sub then in effect shall be the memorandum and articles of association of the Surviving Corporation, except that, at the Effective Time, Article 1 of the memorandum and articles of association of the Surviving Corporation shall be amended to be and read as follows: “The name of the Company is Ninetowns Internet Technology Group Company Limited” (the “Surviving Corporation Memorandum and Articles of Association”), in each case, until thereafter changed or amended as provided therein or by applicable Law.

ARTICLE III

DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION

Section 3.1 Directors. Subject to applicable Law, the parties hereto shall take all actions necessary so that the board of directors of Merger Sub at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation, unless otherwise determined by Parent prior to the Effective Time, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation Memorandum and Articles of Association.

Section 3.2 Officers. Subject to applicable Law, the parties hereto shall take all actions necessary so that the officers (other than in their capacity as directors) of the Company at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation, unless otherwise determined by Parent prior to the Effective Time, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation Memorandum and Articles of Association.

Section 3.3 Taking of Necessary Action. If at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, immunities, powers and franchises of Merger Sub and the Company, the Surviving Corporation and the directors and officers of the Surviving Corporation shall take any and all lawful and necessary actions consistent with this Agreement on behalf of Merger Sub and the Company.

ARTICLE IV

EFFECT OF THE MERGER ON ISSUED SHARE CAPITAL; MERGER CONSIDERATION; EXCHANGE OF CERTIFICATES

Section 4.1 Effect on Issued Share Capital. At the Effective Time, as a result of the Merger and without any action on the part of the Company, Parent, Merger Sub or any other shareholders of the Company:

(a) Merger Consideration. Each ordinary share, par value HK$0.025 per share, of the Company (each, a “Share” and collectively, the “Shares”), including Shares represented by American Depositary Shares, each representing one Share (the “ADSs”), issued and outstanding immediately prior to the Effective Time, other than the Excluded Shares (as defined below) shall be cancelled and cease to exist in exchange for the right to receive $1.80 in cash per Share without interest (the “Per Share Merger Consideration”). As each ADS represents one Share, each ADS issued and outstanding immediately prior to the Effective Time, other than ADSs representing the Excluded Shares, shall also represent the right to receive $1.80 in cash without interest (the “Per ADS Merger Consideration”) pursuant to the terms and conditions set forth in the Deposit Agreement (as defined below). At the Effective Time, all of the Shares (including Shares represented by ADSs) shall cease to be outstanding, shall be cancelled and shall cease to exist and the register of members of the Company will be amended accordingly. Each Share recorded as issued in the register of members of the Company immediately prior to the Effective Time other than an Excluded Share, including any Share represented by a certificate (a “Share Certificate”) or any Share not represented by a Share Certificate (an “Uncertificated Share”), shall thereafter represent only the right to receive the Per Share Merger Consideration without interest, and any Dissenting Shares (as defined below) shall thereafter represent only the right to receive the applicable payments set forth in Section 4.2(e). For purposes of this Agreement, “Excluded Shares” means, collectively, (i) Shares and ADSs beneficially owned (as determined pursuant to Rule 13d-3 under the Exchange Act) by any Consortium Member (such Shares and ADSs owned by all Consortium Members, collectively, the “Rollover Shares”), (ii) Shares represented by ADSs held by JPMorgan Chase Bank, N.A. (the “Depositary”) for the Company which are reserved for issuance upon exercise of Company Options or the vesting of Company Restricted Shares (the “Reserved Shares”) as well as Shares represented by ADSs previously repurchased by the Company (the “Repurchased Shares”), and (iii) Shares (the “Dissenting Shares”) owned by holders of Shares who have validly exercised and perfected their dissent from the Merger pursuant to Section 238 of the Cayman Companies Law (the “Dissenting Shareholders”). In the event that the Company changes the number of Shares or securities convertible into or exchangeable or exercisable for Shares issued and outstanding prior to the Effective Time as a result of a reclassification, share split (including a reverse share split), share dividend or distribution, recapitalization, merger, issuer self-tender or exchange offer, or any similar transaction, the Per Share Merger Consideration and the Per ADS Merger Consideration shall be equitably adjusted to reflect such change and as so adjusted shall, from and after the date of such change, be the Per Share Merger Consideration and the Per ADS Merger Consideration.

(b) Cancellation of Shares. Each of the Rollover Shares, the Reserved Shares and the Repurchased Shares shall, by virtue of the Merger and without any action on the part of its holder, cease to be outstanding, shall be surrendered and cancelled, and shall cease to exist without payment of any consideration or distribution therefor.

(c) Merger Sub. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub or the holders of any Shares, each ordinary share, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and non-assessable ordinary share, par value $0.01 per share, of the Surviving Corporation. Such ordinary shares shall be the only issued and outstanding share capital of the Surviving Corporation and this will be reflected in the register of members of the Surviving Corporation.

(d) Untraceable Shareholders. Remittances for the Per Share Merger Consideration shall not be sent to shareholders who are untraceable unless and until, except as provided below, they notify the Paying Agent (as defined below) of their current contact details prior to the Effective Time. A Company shareholder shall be deemed to be untraceable if (i) he has no registered address in the register of members (or branch register) maintained by the Company, (ii) on the last two consecutive occasions on which a dividend has been paid by the Company a cheque payable to such shareholder either (A) has been sent to such shareholder and has been returned undelivered or has not been cashed or (B) has not been sent to such shareholder because on an earlier occasion a cheque for a dividend so payable has been returned undelivered, and in any such case no valid claim in respect thereof has been communicated in writing to the Company, or (iii) notice of the Shareholders’ Meeting has been sent to such shareholder and has been returned undelivered.

Section 4.2 Exchange of Certificates.

(a) Paying Agent. At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with a bank or trust company selected by Parent with the Company’s prior approval (such approval not to be unreasonably withheld, conditioned or delayed) (the “Paying Agent”) for the benefit of the holders of Shares, ADSs and Company Restricted Shares, other than Excluded Shares, a cash amount in immediately available funds sufficient for the Paying Agent to make payments under Section 4.1(a), Section 4.2(e), Section 4.3(b) and Section 4.3(c) (such aggregate cash amount being hereinafter referred to as the “Exchange Fund”), and in the case of payments under Section 4.2(e), an amount equal to the number of Dissenting Shares multiplied by the Per Share Merger Consideration. Parent shall enter into a paying agent agreement with the Paying Agent, in form and substance reasonably acceptable to the Company and Parent. The Paying Agent shall invest the Exchange Fund as directed by Parent; provided, that such investments shall be in (i) short-term direct obligations of the United States of America, (ii) short-term obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, (iii) short-term commercial paper rated the highest quality by either Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, or (iv) certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion. Any interest and other income resulting from such investments shall become a part of the Exchange Fund, and any amounts in excess of the aggregate amounts payable under Section 4.1(a), Section 4.2(e), Section 4.3(b) and Section 4.3(c) shall be returned to the Surviving Corporation in accordance with Section 4.2(c). To the extent that there are any losses with respect to any such investments, or the Exchange Fund diminishes for any reason below the level required for the Paying Agent to make prompt cash payment under Section 4.1(a), Section 4.2(e), Section 4.3(b) and Section 4.3(c), Parent shall, or shall cause the Surviving Corporation to, promptly replace or restore the cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times maintained at a level sufficient for the Paying Agent to make such payments under Section 4.1(a), Section 4.2(e), Section 4.3(b) and Section 4.3(c).

(b) Exchange Procedures. Promptly after the Effective Time (and in any event within (x) five Business Days in the case of registered holders of Shares and (y) three Business Days in the case of the Depository Trust Company or its nominee on behalf of beneficial holders holding through brokers, nominees, custodians or through a third party), the Surviving Corporation shall cause the Paying Agent to mail (or in the case of the Depository Trust Company, deliver) to each registered holder of Shares (other than holders of Excluded Shares and the Depositary), (i) a letter of transmittal (which shall be in customary form for a Cayman Islands incorporated company and shall specify that delivery shall be effected, and risk of loss and title to the Share Certificates shall pass, only upon delivery of such Share Certificates to the Paying Agent (or affidavits of loss in lieu of the Share Certificates as provided in Section 4.2(d)), and the manner in which the delivery of the Per Share Merger Consideration in respect of each Share to registered holders of Shares shall be effected, and such other provisions as Parent and the Company may reasonably agree), and (ii) instructions for effecting the delivery of Share Certificates (or affidavits and indemnities of loss in lieu of the Share Certificate as provided in Section 4.2(d)) and, in the case of Uncertificated Shares, such other documents as may be required in exchange for the Per Share Merger Consideration. Upon delivery to the Paying Agent of such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and either (A) in the case of Shares represented by Share Certificates, the applicable Share Certificate (or affidavit and indemnity of loss in lieu of the Share Certificate as provided in Section 4.2(d)), or (B) in the case of Uncertificated Shares, confirmation by the Company that the Uncertificated Shares have been cancelled, in each case, in accordance with the terms of such letter of transmittal, the holder of such Share Certificate or Uncertificated Shares shall be entitled to receive in exchange therefor payment in cash, in the amount (after giving effect to any Tax withholdings as provided in Section 4.2(g)) equal to (x) the number of Shares represented by such Share Certificate (or affidavit and indemnity of loss in lieu of the Share Certificate as provided in Section 4.2(d)) or the number of Uncertificated Shares multiplied by (y) the Per Share Merger Consideration, and the Share Certificate so delivered shall forthwith be marked as cancelled. Prior to the Effective Time, Parent and the Company shall establish procedures with the Paying Agent and the Depositary to ensure that (i) the Paying Agent will transmit to the Depositary promptly following the Effective Time an amount in cash in immediately available funds equal to the product of (x) the number of ADSs issued and outstanding immediately prior to the Effective Time (other than the ADSs representing the Excluded Shares) and (y) the Per ADS Merger Consideration and (ii) the Depositary will distribute the Per ADS Merger Consideration to ADS holders (after giving effect to any Tax withholdings as provided in Section 4.2(g)) pro rata to their holdings of ADSs upon delivery by them of the ADSs. Pursuant to the terms of the Deposit Agreement, the ADS holders will pay any applicable fees, charges and expenses of the Depositary and government charges (other than withholding Taxes, if any) due to or incurred by the Depositary in connection with the cancellation of their ADSs. The Surviving Corporation will pay any applicable fees, charges and expenses of the Depositary and government charges (other than withholding Taxes, if any) due to or incurred by the Depositary in connection with the distribution of the Per ADS Merger Consideration to ADS holders and the termination of the ADS program or facility. No interest shall be paid or shall accrue on any amount payable in respect of Shares, ADSs, Company Options, and Company Restricted Shares pursuant to the provisions of this ARTICLE IV. In the event that a transfer of ownership of Shares is not registered in the register of members of the Company, or if the Per Share Merger Consideration is to be paid in a name other than that in which the relevant Shares are registered in the register of members of the Company, the Per Share Merger Consideration may be paid to a Person other than the Person in whose name the relevant Share is registered in the register of members of the Company only upon delivery of evidence to the satisfaction of the Paying Agent of such Person’s entitlement to the relevant Share and if the Person requesting such payment has paid to the Paying Agent any transfer Taxes required by reason of the payment of the Per Share Merger Consideration to a Person other than the registered holder of such Share, or established to the satisfaction of the Paying Agent that such transfer Taxes have been paid or are otherwise not payable.

(c) Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments of the Exchange Fund) that remains unclaimed by the shareholders of the Company for nine months after the Effective Time shall be delivered to the Surviving Corporation upon demand by the Surviving Corporation. Any holder of Shares (other than Excluded Shares) who has not theretofore complied with this ARTICLE IV shall thereafter look only to the Surviving Corporation for payment of the Per Share Merger Consideration to which such holder is entitled pursuant to this ARTICLE IV upon due delivery of its letter of transmittal and Share Certificates (or affidavits and indemnities of loss in lieu of the Share Certificates as provided in Section 4.2(d)) or Uncertificated Shares, without any interest thereon. Notwithstanding the foregoing, none of the Surviving Corporation, Parent, the Paying Agent, the Depositary or any other Person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, bona vacantia, escheat or similar Laws. Any amounts remaining unclaimed by such holders at the seventh anniversary from the Effective Time (or at such earlier time at which such amounts would otherwise escheat to or become property of any Governmental Entity (as defined below)) shall become, to the extent permitted by applicable Laws, the property of the Surviving Corporation or its designee, free and clear of all claims or interest of any Person previously entitled thereto.

(d) Lost, Stolen or Destroyed Certificates. In the event any Share Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Share Certificate to be lost, stolen or destroyed and, if reasonably required by Parent or by the Paying Agent, the posting by such Person of a bond in customary amount and upon such terms as may be reasonably required by Parent or the Paying Agent as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Share Certificate, the Paying Agent will issue a cheque in the amount equal to (x) the number of Shares represented by such lost, stolen or destroyed Share Certificate multiplied by (y) the Per Share Merger Consideration.

(e) Dissenters’ Rights. No Dissenting Shareholder shall be entitled to receive the Per Share Merger Consideration with respect to the Dissenting Shares but shall instead be entitled to receive the payment resulting from the procedure in Section 238 of the Cayman Companies Law with respect to Dissenting Shares, provided that, notwithstanding the foregoing, if any holder of Shares fails to exercise or perfect his dissenter’s rights, or any Dissenting Shareholder has withdrawn his demand for, or lost his rights to, such rights under Section 238 of the Cayman Companies Law, he shall thereupon not be deemed to be a Dissenting Shareholder and his Shares shall thereupon (i) not be deemed to be Dissenting Shares and (ii) be cancelled in exchange for the right to receive the Per Share Merger Consideration with respect to each of his Shares as of the Effective Time. The Company shall give Parent (i) prompt notice of any written objections, notices, petitions or attempted withdrawals of such objections, notices, petitions or other communications served pursuant to applicable Law that are received by the Company relating to the Company shareholders’ entitlement to dissent, and (ii) the opportunity to direct all negotiations and proceedings with respect to dissenters’ rights under the Cayman Companies Law. In the event that any written notices of objection to the Merger are served by any shareholders of the Company pursuant to Section 238(2) of the Cayman Companies Law, the Company shall use commercially reasonable efforts to serve written notice of the authorization of the Merger on such shareholders pursuant to Section 238(4) of the Cayman Companies Law within five Business Days (but in any event the Company shall serve such notice no later than twenty days) immediately following the date on which the Merger is approved by shareholders of the Company at the Shareholders’ Meeting. Following approval of the Merger at the Shareholders’ Meeting, the Company shall not, except with the prior written consent of Parent, voluntarily make any payment, offer or take any other action in relation to dissenters’ rights.

(f) Transfer Books; No Further Ownership Rights. The Per Share Merger Consideration and Per ADS Merger Consideration paid in respect of the Shares (including Shares represented by ADSs) upon their exchange in accordance with the terms of this ARTICLE IV shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares (including Shares represented by ADSs), and at the Effective Time, the register of members of the Company shall be closed and thereafter there shall be no further registration of transfers on the register of members of the Surviving Corporation of Shares that were outstanding immediately prior to the Effective Time. From and after the Effective Time, the holders of Share Certificates (or affidavit of loss in lieu of Share Certificates) and Uncertificated Shares that evidenced ownership of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided for herein or by applicable Law. If, after the Effective Time, any Share Certificate (or affidavit of loss in lieu of Share Certificates) is presented to the Surviving Corporation, Parent or the Paying Agent for transfer or any other reason, such Share Certificate (or affidavit of loss in lieu of Share Certificates) shall be cancelled and (except for Rollover Shares) exchanged for the cash amount in immediately available funds to which the Share Certificate (or affidavit of loss in lieu of Share Certificates) is entitled pursuant to this ARTICLE IV.

(g) Tax Withholding. Each of Parent, the Surviving Corporation, the Paying Agent and Depositary, without double counting, shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as it reasonably determines in good faith it is required to deduct and withhold with respect to Taxes. Unless otherwise required under applicable Law, in the event that Parent, the Surviving Corporation, the Paying Agent or the Depositary determines that withholding is required under applicable Law and permitted under this Agreement, Parent shall so notify the Company in writing at least five (5) days prior to the Closing Date (or as soon as practicable prior to the Closing Date if the circumstances giving rise to such withholding obligation occur less than five (5) days prior to the Closing Date). If such obligation to deduct or withhold can be reduced or eliminated under applicable Law through the provision of an applicable certification or form, Parent and the Company shall use reasonable best efforts to provide the applicable shareholder with the opportunity to complete and provide such certification or form prior to the Closing Date. To the extent that amounts are so withheld by Parent, the Surviving Corporation, the Paying Agent or the Depositary, and paid over to the appropriate Governmental Entity by Parent, the Surviving Corporation, the Paying Agent or the Depositary, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

(h) Termination of Deposit Agreement. As soon as reasonably practicable after the Effective Time, the Surviving Corporation shall provide notice to the Depositary to terminate the deposit agreement dated December 1, 2004 between the Company and the Depositary (the “Deposit Agreement”) in accordance with its terms.

(i) Agreement of Fair Value. Parent, Merger Sub and the Company respectively agree that the Per Share Merger Consideration represents the fair value of the Shares for the purposes of Section 238 of the Cayman Companies Law.

Section 4.3 Company Options and Company Restricted Shares.

(a) Company Actions. At or prior to the Effective Time, the Company (or, as applicable, the board of directors of the Company or the compensation committee thereof) shall (i) take all necessary and appropriate actions (including providing any required termination notices to, and obtaining any necessary consents from, the holders of any Company Options and Company Restricted Shares or adopting any amendments required to the Company Options, the Company Restricted Shares or the Company Plan) to terminate all outstanding Company Options and Company Restricted Shares as of the Effective Time, such that from and after the Effective Time neither Parent nor the Surviving Corporation shall be required to issue Shares, other share capital of the Company or the Surviving Corporation, or any other consideration (other than as required by this Section 4.3) to any Person pursuant to or in settlement of the Company Options and the Company Restricted Shares or have any liability with respect thereto (other than as provided in this Section 4.3), (ii) provide Parent with copies of all proposed documentation relating to the foregoing, and (iii) work with Parent to ensure that the termination and other actions required or contemplated by this Section 4.3 are properly effected as of the Effective Time.

(b) Company Options. As of the Effective Time, each Company Option (or portion thereof) that is then outstanding and unexercised (whether or not vested or exercisable) (each such Company Option (or portion thereof), an “Unexercised Company Option”) shall be cancelled and converted into the right to receive from the Company, as soon as reasonably practicable after the Effective Time, a cash amount equal to (i) the total number of Shares underlying such Unexercised Company Option, multiplied by (ii) the excess, if any, of (x) the Per Share Merger Consideration, over (y) the exercise price payable per Share underlying such Unexercised Company Option, net of any applicable withholding Taxes as provided in Section 4.2(g); provided that, each Unexercised Company Option held by any Consortium Member shall be cancelled and shall cease to exist without payment of any consideration or distribution therefor. The holder of each Unexercised Company Option is personally responsible for the reporting and payment of all Taxes (other than withholding) related to such payment receivable pursuant to this Section 4.3(b).

(c) Company Restricted Shares. As of the Effective Time, each Company Restricted Share that is then outstanding but not yet vested shall be cancelled and converted into the right to receive, as soon as reasonably practicable after the Effective Time, a cash amount equal to the Per Share Merger Consideration, net of any applicable withholding Taxes as provided in Section 4.2(g); provided that, each unvested Company Restricted Share held by any Consortium Member shall be cancelled and shall cease to exist without payment of any consideration or distribution therefor. The holder of each unvested Company Restricted Share is personally responsible for the reporting and payment of all Taxes (other than withholding) related to such payment receivable pursuant to this Section 4.3(c).

ARTICLE V

REPRESENTATIONS AND WARRANTIES

Section 5.1 Company Representations and Warranties. Except (i) as disclosed in the corresponding sections or subsections of the disclosure schedule delivered by the Company to Parent and Merger Sub prior to or contemporaneously with the execution of this Agreement (the “Company Disclosure Schedule”), it being agreed that disclosure of any item in any section or subsection of the Company Disclosure Schedule shall also be deemed disclosure with respect to any other section or subsection of this Agreement to which the relevance of such item is reasonably apparent from the text of the disclosure made or (ii) as disclosed in the SEC Reports prior to the date of this Agreement (without giving effect to any amendment to any such SEC Report filed on or after the date hereof and excluding any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly cautionary, predictive or forward-looking in nature, in each case, other than any specific factual information contained therein), the Company hereby represents and warrants to Parent and Merger Sub that:

(a) Organization, Good Standing and Qualification. Each of the Company and the Company Subsidiaries (i) is a legal entity duly organized or formed and validly existing and in good standing (to the extent the relevant jurisdiction recognizes such concept of good standing) under the Laws of its respective jurisdiction of its organization or formation, (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, and (iii) is duly qualified or licensed to do business and is in good standing (to the extent the relevant jurisdiction recognizes such concept of good standing) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except, with respect to clauses (ii) and (iii), for any such failures to be so qualified or licensed or in good standing, or to have such power or authority, as would not, individually or in the aggregate, have a Material Adverse Effect.

(b) Memorandum and Articles of Association.

(i) The Company has furnished or otherwise made available to Parent a true, complete and correct copy of the memorandum and articles of association of the Company, as amended and restated to date (the “Company Memorandum and Articles of Association”) as currently in effect. The Company Memorandum and Articles of Association are in full force and effect and the Company is not in violation of its provisions in any material respect.

(ii) The Company Subsidiary Memorandum and Articles of Association of each material (as defined under Rule 1-02 of Regulation S-X of the SEC) Company Subsidiary (each, a “Material Company Subsidiary”) is in full force and effect and no Material Company Subsidiary is in violation of the provisions of its respective Company Subsidiary Memorandum and Articles of Association in any material respect. Without limiting the generality of the foregoing, each of the Company Subsidiary Memorandum and Articles of Association are valid and in full force and effect and have been duly approved or issued (as applicable) by applicable Governmental Entities, including any PRC Governmental Entities.

(c) Capital Structure.

(i) The authorized share capital of the Company consists of 8,000,000,000 Shares. As of January 28, 2014 (the “Measurement Date”), there were 38,791,834 Shares issued and outstanding (including 3,900 Repurchased Shares and 780,164 Reserved Shares) and no Shares held by any Company Subsidiary. As of the Measurement Date, there were (A) outstanding Company Options to purchase 2,490,273 Shares in the aggregate and (B) outstanding Company Restricted Shares with respect to 192,478 Shares in the aggregate. From the close of business on the Measurement Date until the date of this Agreement, no options or warrants to purchase, or other instruments convertible into, Shares have been granted and no share capital of the Company have been issued, except for (x) Shares issued pursuant to the exercise of Company Options outstanding as of the close of business on the Measurement Date in accordance with their respective terms, or (y) Shares issued upon the vesting and settlement of the Company Restricted Shares outstanding as of the close of business on the Measurement Date, in accordance with their respective terms.

(ii) Except as set forth above in Section 5.1(c)(i) and except for the ADSs and the Deposit Agreement, as of the date of this Agreement, (A) there are no outstanding (x) shares of share capital or other securities of the Company, (y) securities of the Company convertible into or exchangeable for shares of share capital or other securities of the Company, or (z) options, restricted share units, restricted shares, phantom shares, warrants, equity equivalent interests in the ownership or earnings of the Company or the Company Subsidiaries or other similar rights, rights or other commitments or agreements to acquire from the Company, or obligations of the Company to issue, any shares of share capital or other securities of the Company, or securities convertible into or exchangeable for shares of share capital or other securities of the Company (the items in foregoing clauses (x), (y) and (z) are referred to collectively as the “Company Securities”), and (B) there are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any Company Securities. As of the date hereof, all outstanding Shares are, and all Shares which may be issued pursuant to the exercise of Company Options outstanding and upon the vesting and settlement of the Company Restricted Shares outstanding will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights.

(iii) Each grant of Company Options and Company Restricted Shares was made in accordance with the terms of the applicable Company Plan, and all applicable Laws in all material respects, and in compliance with the rules and regulations of the NASDAQ Global Market LLC (“NASDAQ”) in all material respects.

(iv) All of the issued and outstanding shares or other equity interests of each of the Company Subsidiaries are owned by the Company or another Company Subsidiary, free and clear of all Liens (other than Permitted Liens). Each of the outstanding shares or other equity interests of each of the Company Subsidiaries (other than the PRC Subsidiaries) is duly authorized, validly issued, fully paid and non-assessable (in each case, to the extent applicable). The registered capital of each PRC Subsidiary has been duly paid up (whether fully or partially) in accordance with PRC Law and its respective articles of association. There are no options, warrants, convertible securities or other agreements or commitments, in each case issued by the Company or any Company Subsidiary, relating to the issuance, transfer, sales, voting or redemption (including any rights of conversion or exchange under any outstanding security or other instrument) for any of the share capital or other equity interests of, or other ownership interests in, any Company Subsidiary. As of the date of this Agreement, except for the Company Subsidiaries and except as may be classified as short-term investments on the consolidated balance sheets of the Company, the Company does not own, directly or indirectly, any shares of share capital of, or other equity interest in, or any interest convertible into or exercisable or exchangeable for any shares of share capital of, or other equity interest in, any other Person that is material to the business of the Company and the Company Subsidiaries, taken as a whole.

(d) Authority.

(i) The Company has all necessary corporate power and authority to execute and deliver this Agreement and, subject to the Company Requisite Vote, to perform its obligations hereunder and to consummate the transactions contemplated hereby, including the Merger. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby, including the Merger, have been duly and validly authorized by all necessary corporate action on behalf of the Company, including the board of directors of the Company, and no other corporate proceedings on the part of the Company or any Company Subsidiary (pursuant to the Cayman Companies Law or otherwise) are necessary to authorize this Agreement or to consummate the transactions so contemplated, subject, in the case of the consummation of the Merger, to the approval of this Agreement by the Company Requisite Vote. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, and general equitable principles (whether considered in a proceeding in equity or at law) (the “Bankruptcy and Equity Exception”).

(ii) The board of directors of the Company, acting upon the unanimous recommendation of the Independent Committee, has (A) determined that it is in the best interest of the Company and its shareholders (other than the holders of Rollover Shares) to enter into this Agreement, (B) approved the execution, delivery, and performance by the Company of this Agreement and consummation of the transactions contemplated hereby, including the Merger in accordance with the Cayman Companies Law, and (C) directed that the Merger, this Agreement and the Cayman Plan of Merger be submitted to the holders of Shares for their approval at the Shareholders’ Meeting (the “Company Position”). For clarity, neither the board of directors of the Company nor the Independent Committee has recommended approval (or recommended disapproval) of this Agreement, the Merger or the Cayman Plan of Merger by the holders of Shares. The only vote of the holders of any class or series of share capital of the Company necessary under applicable Law, the Company Memorandum and Articles of Association or otherwise to approve and adopt this Agreement and the Cayman Plan of Merger is the Company Requisite Vote.

(e) No Conflict; Required Filings and Consents.

(i) The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby do not and will not (A) assuming the Company Requisite Vote is obtained, conflict with or violate the Company Memorandum and Articles of Association or any Company Subsidiary Memorandum and Articles of Association, (B) conflict with or violate any Law, rule, regulation, Order, judgment or decree applicable to the Company or any Company Subsidiary or by which any of their respective properties are bound, assuming that all consents, approvals and authorizations contemplated by clauses (A) through (D) of subsection (ii) below have been obtained, and all filings described in such clauses have been made, or (C) require the consent, approval, authorization of, or notice to or filing with, any third party with respect to, or result in any breach or violation of or constitute a default (or an event that with notice or lapse of time or both would become a default) or result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, any note, bond, mortgage, indenture, contract, agreement, lease or other instrument or obligation (each, a “Contract”) to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary or any of their respective properties are bound, except, in the case of clauses (B) and (C), for any such conflict, violation, breach, default, loss, right or other occurrence that would not, individually or in the aggregate, (x) have a Material Adverse Effect, or (y) prevent, materially delay or materially impede the performance by the Company of its obligations under this Agreement or the consummation of the transactions contemplated by this Agreement.

(ii) The execution, delivery and performance of this Agreement by the Company, the consummation of the Merger or any other transaction contemplated by this Agreement by the Company and the Company’s compliance with any of the provisions of this Agreement do not and will not require (with or without notification or lapse of time, or both) any consent, approval, authorization or permit of, action by, filing with or notification to, any United States, PRC, federal, state, local, or municipal, or foreign country or province, or other governmental or regulatory (including any stock exchange) authority, agency, court or other judicial body, commission or other governmental body (each, a “Governmental Entity”), except for (A) applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), including the joining of the Company in the filing of the Exchange Act Rule 13e-3 transaction statement on Schedule 13E-3 (as amended or supplemented from time to time, the “Schedule 13E-3”) and the Proxy Statement, (B) compliance with the rules and regulations of the NASDAQ or with any applicable state securities or Blue Sky Laws, including any applications for delisting of the ADSs from NASDAQ, (C) the filing of the Cayman Plan of Merger with the Registrar of Companies of the Cayman Islands pursuant to the Cayman Companies Law and related documentation, and (D) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not, individually or in the aggregate, (1) have a Material Adverse Effect, or (2) prevent, materially delay or materially impede the performance by the Company of its obligations under this Agreement or the consummation of the transactions contemplated by this Agreement. The Company does not have any secured creditors holding fixed or floating security interests.

(f) Compliance; Permits.

(i) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the businesses of the Company and the Company Subsidiaries are being conducted in compliance with all Laws applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound. No investigation, audit or review by any Governmental Entity with respect to the Company or any Company Subsidiary is pending (in each case that is material to the Company and the Company Subsidiaries taken as a whole) or, to the Knowledge of the Company, threatened, nor has any Governmental Entity notified the Company of its intention to conduct any such investigation, audit or review of the Company or any Company Subsidiary, which has not been resolved except for (A) such investigations, audits or reviews that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and/or (B) such investigations, audits or reviews in the trading in the securities of the Company related to the Merger. As of the date of this Agreement, neither the Company nor any Company Subsidiary has received any notice or communication of any material non-compliance with any applicable Laws that has not been cured as of the date of this Agreement.

(ii) The Company and the Company Subsidiaries have obtained all permits, licenses, authorizations, exemptions, certificates, Orders, consents, approvals, grants, registrations, clearances and franchises from Governmental Entities (“Licenses”) necessary for the Company and each Company Subsidiary to lawfully own, lease and operate their respective properties and assets, and to carry on and lawfully operate their respective businesses as now being conducted (the “Company Licenses”), except for any such Licenses the absence of which would not, individually or in the aggregate, have a Material Adverse Effect. All Company Licenses are in full force and effect, except where the failure to be in full force and effect would not, individually or in the aggregate, have a Material Adverse Effect. The Company and each Company Subsidiary is in compliance with the terms of the Company Licenses, except for such non-compliance that would not, individually or in the aggregate, have a Material Adverse Effect.

(g) SEC Reports; Financial Statements; Internal Controls; No Undisclosed Liabilities.

(i) The Company has timely filed or, if applicable, furnished all forms, reports, statements, certifications and other documents (together with all exhibits, amendments and supplements thereto) required to be filed or furnished by it with the Securities and Exchange Commission (the “SEC”) since December 3, 2004 (all such forms, reports, statements, certificates and other documents filed since December 3, 2004, collectively, the “SEC Reports”). Each of the SEC Reports, as amended, complied as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”) or the Exchange Act, as the case may be, each as in effect on the date so filed or furnished. As of its filing date or the date it was furnished (or, if amended or superseded by a subsequent filing or furnished SEC Report prior to the date hereof, as of the date of such amendment or superseding filing or furnished SEC Report), none of the SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Company Subsidiaries is currently subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act. To the Knowledge of the Company, as of the date of this Agreement, none of the SEC Reports is the subject of ongoing SEC review or outstanding SEC comment.

(ii) The financial statements (including all related notes and schedules) of the Company and the Company Subsidiaries included or incorporated by reference in the SEC Reports (as amended) present fairly in all material respects the consolidated financial position of the Company and the Company Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end adjustments and to any other adjustments described therein, including the notes thereto) and were prepared in all material respects in conformity with United States generally accepted accounting principles (“GAAP”) (except, in the case of the unaudited statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be expressly indicated therein or in the notes thereto), except in each case to the extent that such information has been amended or superseded by later SEC Reports filed prior to the date hereof.

(iii) Subject to any applicable grace periods, the Company has been and is in compliance in all material respects with (A) the provisions of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) that are applicable to it and (B) the applicable listing and corporate governance rules and regulations of NASDAQ, subject to availing itself of any “home country” exemption from such rules and regulations available to a “foreign private issuer” (as defined under the Exchange Act and under the relevant rules and regulations of NASDAQ).

(iv) The Company has established and maintained disclosure controls and procedures as defined in and required by Rules 13a-15 and 15d-15 of the Exchange Act reasonably designed to ensure that information required to be disclosed by the Company in the reports it files under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the SEC’s rules and related forms, and that such information is accumulated and communicated to the Company’s chief executive officer and chief financial officer (or Persons performing similar functions), as appropriate, to allow timely decisions regarding required disclosure. Neither the Company nor, to the Knowledge of the Company, its independent registered public accounting firm has identified or been made aware of any “significant deficiencies” or “material weaknesses” (as defined by the Public Company Accounting Oversight Board’s Statement of Auditing Standards 115) in the design or operation of the internal controls and procedures of the Company which are reasonably likely to adversely affect the ability of the Company to record, process, summarize and report financial data, in each case which has not been subsequently remediated. To the Knowledge of the Company, there is no fraud, whether or not material, that involves the management of the Company or other employees who have a significant role in the internal controls over financial reporting utilized by the Company.

(v) Except as is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect, neither the Company nor any Company Subsidiary nor, to the Knowledge of the Company, any director, officer, agent or employee of the Company or any Company Subsidiary has (A) been convicted of any violation of Anti-Corruption Laws, (B) made any bribe, influence payment, kickback, payoff, or any other type of payment that would be unlawful under any applicable Law or (C) offered, paid, promised to pay, or authorized any payment or transfer of anything of value, directly or indirectly, to any officer, employee or any other Person acting in an official capacity for any Governmental Entity (including any political party or official thereof), or to any candidate for political office (each, a “Government Official”) for the purpose of (w) improperly influencing any act or decision of such Government Official in his or her official capacity, (x) improperly inducing such Government Official to do or omit to do any act in relation to his lawful duty, (y) securing any improper advantage, or (z) inducing such Government Official to improperly influence or affect any act or decision of any Governmental Entity, in each case, in order to assist the Company, any Company Subsidiary or any Affiliate of the Company in obtaining or retaining business for or with, or in directing business to, any Person.

(vi) Except for liabilities or obligations (A) as reflected, accrued or reserved against in the Company’s consolidated balance sheet as of December 31, 2012 (or the notes thereto) included in the Company’s Annual Report on Form 20-F filed prior to the date of this Agreement for the fiscal year ended December 31, 2012, (B) which, individually or in the aggregate, have not had and would not have a Material Adverse Effect, (C) incurred in the ordinary course of business since December 31, 2012, (D) which have been discharged or paid in full prior to the date of this Agreement, (E) incurred pursuant to the transactions contemplated by this Agreement, or (F) as set forth on Section 5.1(g)(vi) of the Company Disclosure Schedule, neither the Company nor any of the Company Subsidiaries has any liabilities, indebtedness, commitments or obligations, asserted or unasserted, known or unknown, absolute or contingent, whether or not accrued, matured or un-matured or otherwise, and whether or not required by GAAP to be reflected in a consolidated balance sheet or the notes thereto.

(h) Absence of Certain Changes or Events. From December 31, 2012 through the date of this Agreement, the Company and each of the Company Subsidiaries has conducted its business in all material respects in the ordinary course consistent with past practice, except in connection with this Agreement and the transactions contemplated herein. There has not been: (i) since December 31, 2012, any event, change, occurrence or effect of which the Company has Knowledge which has had a Material Adverse Effect, (ii) between December 31, 2012 and the date of this Agreement, any declaration, setting aside or payment of any dividend or other distribution in cash, shares, property or otherwise in respect of the Company’s or any of the Company Subsidiaries’ share capital, except for any dividend or distribution by a Company Subsidiary to the Company or another Company Subsidiary thereof, (iii) between December 31, 2012 and the date of this Agreement, any redemption, repurchase or other acquisition of any shares of share capital of the Company or any of the Company Subsidiaries, other than in connection with (A) the acquisition by the Company of its Shares in connection with the forfeiture of Company Restricted Shares or (B) the acquisition by the Company of its Shares in connection with the net exercise of Company Options in accordance with the terms thereof, (iv) between December 31, 2012 and the date of this Agreement, any material change by the Company in its accounting principles, except as may be appropriate to conform to changes in statutory or regulatory accounting rules or GAAP or regulatory requirements with respect thereto, or (v) between December 31, 2012 and the date of this Agreement, any making or revocation of any material Tax election, any settlement or compromise of any material Tax liability, or any change (or request to any taxing authority to change) to any material aspect of the method of accounting of the Company or any of the Company Subsidiaries for Tax purposes.

(i) Absence of Litigation. Except as set forth in Section 5.1(i) of the Company Disclosure Schedule, as of the date hereof, there are no suits, claims, actions, proceedings, hearings, arbitrations, mediations, investigations, demand letters or any other judicial or administrative proceedings, in Law or equity (each, a “Legal Proceeding”) pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary (including by virtue of indemnification or otherwise) or their respective assets or properties, other than Legal Proceedings that would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect. Neither the Company nor any Company Subsidiary nor any of their respective properties is or are subject to any Order that would have, individually or in the aggregate, a Material Adverse Effect.

(j) Employee Benefit Plans.

(i) Except as would not, individually or in the aggregate, have a Material Adverse Effect, all contributions and premium payments with respect to Company Employees required to be made by the Company to any Company Benefit Plan prior to the Effective Time have been timely made. Each Company Benefit Plan has been established and administered in all material respects in accordance with its terms and in compliance in all material respects with the applicable provisions of applicable Laws, rules and regulations (including any Laws and regulations in the PRC governing individual income Tax).

(ii) As of the date of this Agreement, no material actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the Knowledge of the Company, threatened against or with respect to any such Company Benefit Plan, including any audit or inquiry by any Governmental Entity.

(iii) Except as would not have a Material Adverse Effect and otherwise specifically provided in this Agreement regarding the Company Options and Company Restricted Shares, the execution, delivery of and performance by the Company of its obligations under the transactions contemplated by this Agreement will not (either alone or upon occurrence of any additional or subsequent events) (A) entitle any current or former employee, director, officer, or independent contractor of the Company or any Company Subsidiary to severance pay, unemployment compensation or any other payment, (B) accelerate the time of payment or vesting, or increase the amount of compensation, benefits or awards due to any such employee, director, officer or independent contractor, (C) directly or indirectly cause the Company to transfer or set aside any assets to fund any benefits under any Company Benefit Plan, (D) otherwise give rise to any material liability under any Company Benefit Plan or (E) limit or restrict the right to amend, terminate or transfer the assets of any Company Benefit Plan on or following the Effective Time.

(k) Labor and Employment Matters.

(i) Except as described in Section 5.1(k)(i) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary is a party to any collective bargaining agreement applicable to Persons employed by the Company or any Company Subsidiary. Except as would not, individually or in the aggregate, have a Material Adverse Effect, (A) there are no unfair labor practice complaints pending against the Company or any Company Subsidiary before any labor relations tribunal or authority, and (B) to the Knowledge of the Company, there are no strikes, work stoppages, slowdowns, lockouts, material arbitrations or material grievances, or other material labor disputes pending or threatened against the Company or any Company Subsidiary.

(ii) Except as would not, individually or in the aggregate, have a Material Adverse Effect, as of the date of this Agreement, (A) each of the Company and the Company Subsidiaries is in compliance with all applicable PRC Laws relating to employment, employment practices, labor, terms and conditions of employment and wages and hours, in each case, with respect to each of the Company Employees, and (B) other than regular payments to be made in the ordinary course of business consistent with past practice or required by applicable Law, neither the Company nor any Company Subsidiary is liable for any payment to any trust or other fund or to any Government Entity, with respect to unemployment compensation benefits, social security or other benefits for Company Employees.

(l) Insurance. Except as would not, individually or in the aggregate, have a Material Adverse Effect, (i) all insurance policies of the Company and each of the Company Subsidiaries are in full force and effect, and (ii) as of the date of this Agreement, neither the Company nor any Company Subsidiary is in breach or default, or has received any threatened termination of, material premium increase with respect to, or material alteration of coverage under any of its respective insurance policies in writing.

(m) Personal Properties and Assets. Except as would not, individually or in the aggregate, have a Material Adverse Effect, the Company and each Company Subsidiary has good title to all of their respectively owned tangible personal properties as necessary to conduct their respective businesses as currently conducted, free and clear of all Liens (except for Permitted Liens), assuming the timely discharge of all obligations owing under or related to the tangible personal property; provided that no representation is made under this Section 5.1(m) with respect to any Real Property, Intellectual Property or Intellectual Property rights.

(n) Real Property.

(i) Except as would not, individually or in the aggregate, have a Material Adverse Effect, the Company or a Company Subsidiary, as the case may be, holds good and marketable title to, or valid land use rights with respect to, the Owned Real Property, free and clear of all Liens, except for Permitted Liens.

(ii) Except as would not, individually or in the aggregate, have a Material Adverse Effect, the Company and/or the Company Subsidiaries have valid leasehold interests in their respective Leased Real Property, free and clear of all Liens, except for Permitted Liens, and each Lease Agreement of the Leased Real Property constitutes a valid and legally binding obligation of the Company or a Company Subsidiary, enforceable against the Company or the Company Subsidiary in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(iii) The Owned Real Property and the Leased Real Property are referred to collectively herein as the “Real Property”. As of the date of this Agreement, neither the Company nor any Company Subsidiary has received written notice of any proceedings in eminent domain, condemnation or other similar proceedings that are pending and, to the Knowledge of the Company, there are no such proceedings threatened, affecting any material portion of the Real Property. As of the date of this Agreement, neither the Company nor any Company Subsidiary has received written notice of the existence of any outstanding Order, and, to the Knowledge of the Company, there is no such Order, pending or threatened in writing, relating to the ownership, lease, use, occupancy or operation by any Person of any material portion of the Real Property.

(o) Tax Matters. Except as is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect, (i) the Company and each of the Company Subsidiaries have prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all income, franchise, and similar Tax Returns and all other material Tax Returns required to be filed by any of them and all such filed Tax Returns are complete and accurate and have timely paid all Taxes that are shown as due on such filed Tax Returns and have withheld and timely paid over any Taxes that the Company or each Company Subsidiary is obligated to withhold from amounts owing to any employee, independent contractor, creditor, shareholder or third party, except with respect to matters contested in good faith and for which adequate reserves have been established in accordance with GAAP in the financial statements of the Company included in the SEC Reports, (ii) as of the date of this Agreement, there are not any pending or, to the Knowledge of the Company, threatened, audits, examinations, investigations or other proceedings relating to the Company or any Company Subsidiary in respect of Taxes or Tax matters, there are no liens for Taxes on any assets of the Company or any Company Subsidiary other than Permitted Liens, and neither the Company nor any Company Subsidiary has any liability for the Taxes of any other Person (other than the Company or any Company Subsidiary), or as transferee or successor, by contract or otherwise, and (iii) there are not, to the Knowledge of the Company, any unresolved questions or claims, or any proposed, asserted, or assessed deficiencies that have not been fully paid, concerning the Company’s or any of the Company Subsidiaries’ Tax liability that are not disclosed or provided for in the SEC Reports.

(p) Proxy Statement and Schedule 13E-3. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (i) the proxy statement to be sent to the shareholders of the Company in connection with the Shareholders’ Meeting (such proxy statement, as amended or supplemented, the “Proxy Statement”), or (ii) the Schedule 13E-3 will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading, with respect to the Proxy Statement, on the date the Proxy Statement is first mailed to the shareholders of the Company and at the time of the Shareholders’ Meeting, and with respect to the Schedule 13E-3, on the date the Schedule 13E-3 (including any amendments or supplements thereto) is filed with the SEC. Each of the Proxy Statement and the Schedule 13E-3 will comply as to form in all material respects with the requirements of the Exchange Act. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or Merger Sub or any of their respective Affiliates (including the Consortium Members) or Representatives for inclusion or incorporation by reference in the Proxy Statement or the Schedule 13E-3.

(q) Intellectual Property.

(i) Except as would not, individually or in the aggregate, have a Material Adverse Effect, (A) the Company or a Company Subsidiary owns or has a valid and enforceable right or license to use (in the manner in which the same is being used on the date hereof), all Intellectual Property that the Company or any Company Subsidiary is using and that is material to the conduct of their respective businesses as currently conducted and in the case of such Intellectual Property owned by the Company or any Company Subsidiary, free and clear of all Liens, except Permitted Liens; provided that this subsection (A) shall not be deemed a representation or warranty of non-infringement by the Company or any Company Subsidiary of third party rights; (B) to the Knowledge of the Company, all Intellectual Property owned by the Company or any Company Subsidiary that are material to the conduct of their respective businesses as currently conducted, are valid and subsisting, all prosecution, maintenance, renewal and other similar fees therefor have been paid and are current, and all registrations and applications therefor remain in full force and effect; (C) the Company and each Company Subsidiary own all right, title and interest in and to all Intellectual Property created or developed by, for or under the direction or supervision of the Company or such Company Subsidiary; (D) there are no pending or, to the Knowledge of the Company, threatened Legal Proceedings by any Person alleging infringement, dilution, unauthorized disclosure, or misappropriation by the Company or any Company Subsidiary of the Intellectual Property rights of such Person, demands or unsolicited offers to license any Intellectual Property, or challenges to the validity, enforceability or ownership of, or the right to use, any Intellectual Property owned by or licensed to the Company or any Company Subsidiary; (E) to the Knowledge of the Company, the conduct of the businesses of the Company and each of the Company Subsidiaries as currently conducted does not infringe, dilute, or misappropriate any Intellectual Property rights of any Person; (F) to the Knowledge of the Company, no Person has infringed, diluted or misappropriated any Intellectual Property owned by the Company or any Company Subsidiary; (G) no material Intellectual Property owned by the Company or any Company Subsidiary is subject to any outstanding Order restricting or limiting the use or licensing thereof by the Company or any Company Subsidiary; (H) the Company or a Company Subsidiary possesses the source code, object code and documentation for all software owned by the Company and any Company Subsidiary (“Software”); (I) no third party has any ownership right or interest in or with respect to any Software, and the Company and the Company Subsidiaries have not disclosed the source code for any Software to any third party; (J) no Software is subject to any obligation that would require the Company or any Company Subsidiary to disclose to any Person any source code for such Software; and (K) the consummation of the transactions contemplated by this Agreement will not result in the loss or impairment or the restriction on direct or indirect transfer of any Intellectual Property of the Company or any of the Company Subsidiaries under any license agreements that are material to the business of the Company and the Company Subsidiaries, taken as a whole, pursuant to which the Company or any of the Company Subsidiaries licenses in Intellectual Property (other than license agreements for commercially available software on standard terms) or licenses out Intellectual Property owned by the Company or any of the Company Subsidiaries (other than for non-exclusive licenses granted in the ordinary course of business).

(ii) The Company and the Company Subsidiaries have taken commercially reasonable measures to protect the confidentiality of their confidential information, trade secrets and proprietary information and the confidential information, trade secrets and proprietary information entrusted to the Company or any Company Subsidiary by their customers, clients, or other Persons to whom the Company or any Company Subsidiary owes an obligation of confidentiality (together, the “Trade Secrets”). Except as would not, individually or in the aggregate, have a Material Adverse Effect, to the Knowledge of the Company, (A) there has been no disclosure or use of any Trade Secrets, and no Trade Secrets have been used, disclosed or discovered by any Person except pursuant to valid and appropriate non-disclosure and/or license agreements or pursuant to obligations to maintain confidentiality arising by operation of law, and (B) there has been no material breach of the Company’s or any Company Subsidiary’s security measures wherein any Trade Secrets have been disclosed or may have reasonably been disclosed without authorization to or misappropriated or misused by any third Person.

(r) Environmental Matters.

(i) Except as would not, individually or in the aggregate, have a Material Adverse Effect, (A) the Company and each of the Company Subsidiaries are in compliance with all applicable Environmental Laws, (B) the Company and each of the Company Subsidiaries have obtained and possess all applicable Environmental Permits necessary to operate the business as presently operated, and all such Environmental Permits are in full force and effect, (C) neither the Company nor any Company Subsidiary has received any notice, demand, letter, claim or request for information alleging that the Company or any Company Subsidiary is in violation of or liable under any Environmental Law, and (D) neither the Company nor any Company Subsidiary is subject to any Order with any Governmental Entity or agreement with any third party concerning liability under any Environmental Law.

(ii) For purposes of this Agreement, the following terms shall have the meanings assigned below:

(A) “Environmental Laws” means any applicable PRC local, provincial or national Law relating to: (1) the required environmental impact assessment and approval, and completion inspection on environment protection facility in respect of any construction project, (2) Releases or threatened Releases of Hazardous Substances, (3) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances, (4) the environment, or (5) the protection of human health and safety (including radioisotope safety, bio safety and fire protection).

(B) “Environmental Permits” means all assessments, permits, licenses, registrations, approvals, and other authorizations required under applicable Environmental Laws.

(C) “Hazardous Substance” means any substance or waste defined and regulated as hazardous, acutely hazardous, or toxic under applicable Environmental Laws.

(D) “Release” means any release, spill, emission, leaking, pumping, pouring, injection, deposit, dumping, emptying, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, or into or out of any property.

(s) Contracts.

(i) Except for this Agreement and except for Contracts filed as exhibits to the SEC Reports, as of the date hereof, none of the Company or its Subsidiaries is a party to or bound by:

(A) any Contract that would be required to be filed by the Company pursuant to Item 4 of the Instructions to Exhibits of Form 20-F under the Exchange Act; and

(B) any Contract between the Company or any of its Subsidiaries and any director or executive officer of the Company or any Person beneficially owning five percent or more of the outstanding Shares required to be disclosed pursuant to Item 7B or Item 19 of Form 20-F under the Exchange Act.

Each such Contract described in clauses (A) and (B) above and each such Contract that would be a Material Contract but for the exception of being filed as an exhibit to the SEC Reports is referred to herein as a “Material Contract”.

(ii) Except as would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (A) each Material Contract is valid and binding on the Company or a Company Subsidiary and in full force and effect (except to the extent that any Material Contract expires in accordance with its terms), in each case subject to the Bankruptcy and Equity Exception, (B) neither the Company nor any Company Subsidiary nor, to the Company’s Knowledge, any other party thereto is in material breach or violation of, or material default under, any Material Contract, and (C) the Company has not received, as of the date of this Agreement, any notice in writing from any Person that such Person intends to terminate any Material Contract.

(t) Takeover Statutes. The Company is not a party to a shareholder rights agreement, “poison pill” or similar anti-takeover agreement or plan. No “business combination,” “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation save for Cayman Companies Law or any similar anti-takeover provision in the Company’s memorandum and articles of association (each, a “Takeover Statute”) is applicable to the Company, the Shares, the Merger or the other transactions contemplated by this Agreement.

(u) Brokers and Finders. The Company has not employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the Merger or the other transactions contemplated in this Agreement, except that the Company, through the Independent Committee, previously engaged Piper Jaffray & Co. as its financial advisor. The Company has made available to Parent and Merger Sub a complete and accurate copy of all agreements pursuant to which any financial advisor to the Company is entitled to any fees and expenses in connection with any of the transactions contemplated by this Agreement.

(v) No Other Representations or Warranties. Except for the representations and warranties contained in this Section 5.1, each of Parent and Merger Sub acknowledges that neither the Company nor any other Person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company or any Company Subsidiary with respect to any other information provided to Parent or Merger Sub in connection with the transactions contemplated by this Agreement. Neither the Company nor any other Person will have or be subject to any liability to Parent, Merger Sub or any other Person resulting from the distribution to Parent or Merger Sub, or Parent’s or Merger Sub’s use of, any such information, including any information, documents, projections, forecasts or other material made available to Parent or Merger Sub in certain “data rooms” or management presentations in expectation of the transactions contemplated by this Agreement.

Section 5.2 Parent and Merger Sub Representations and Warranties. Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company that:

(a) Organization.

Each of Parent and Merger Sub (i) is a legal entity duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction in which it is organized or formed, and (ii) has the requisite corporate or similar power and authority to own, operate and lease its properties and assets and to carry on its business as it is now being conducted, except where the failure to have such power or authority would not, individually or in the aggregate, have a Parent Material Adverse Effect. For purposes of this Agreement, a “Parent Material Adverse Effect” means any event, change, occurrence or effect that would or would reasonably be expected to prevent, materially delay or materially impede the performance by Parent or Merger Sub of its obligations under this Agreement or the consummation of the transactions contemplated by this Agreement. The organizational or governing documents of Parent and Merger Sub, as previously provided to the Company, are in full force and effect.

(b) Capital Structure.

(i) Parent is authorized to issue a maximum of 5,000,000 ordinary shares, par value $0.01 per share, of which, as of the date hereof, 9 such ordinary shares are validly issued and outstanding. At the Effective Time, the Consortium Members will be the beneficial owners of 100% of the issued and outstanding ordinary shares of Parent on a fully diluted basis. Parent was incorporated solely for the purpose of engaging in the transactions contemplated hereby, and it has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and capitalization and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement (including the Buyer Group Contracts).

(ii) The authorized share capital of Merger Sub consists of 5,000,000 ordinary shares, par value $0.01 per share, 1 of which is validly issued and outstanding. The issued and outstanding share capital of Merger Sub is, and at the Effective Time will be, owned by Parent. Merger Sub was incorporated solely for the purpose of engaging in the transactions contemplated hereby, and it has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and capitalization and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

(c) Authority. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, including the Merger. The execution, delivery and performance of this Agreement by each of Parent and Merger Sub and the consummation by each of Parent and Merger Sub of the transactions contemplated hereby, including the Merger, have been duly and validly authorized by all necessary corporate action by the boards of directors of Parent and Merger Sub, and have been duly and validly authorized by all necessary actions by Parent as the sole shareholder of Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement, to perform their respective obligations hereunder, or to consummate the transactions contemplated hereby (other than the filing with the Cayman Registrar of Companies of the Cayman Plan of Merger as required by the Cayman Companies Law). This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(d) No Conflict; Required Filings and Consents.

(i) The execution, delivery and performance of this Agreement by Parent and Merger Sub do not and will not (A) conflict with or violate the respective memoranda and articles of association of Parent or Merger Sub, (B) assuming that all consents, approvals and authorizations contemplated by clauses (A) through (C) of subsection (ii) below have been obtained, and all filings described in such clauses have been made, conflict with or violate any Law, rule, regulation, order, judgment or decree applicable to Parent or Merger Sub or by which either of them or any of their respective properties are bound, or (C) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default) or result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, any Contracts to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of their respective properties are bound, except, in the case of clauses (B) and (C), for any such conflict, violation, breach, default, acceleration, loss, right or other occurrence which would not, individually or in the aggregate, have a Parent Material Adverse Effect.

(ii) The execution, delivery and performance of this Agreement by each of Parent and Merger Sub and the consummation of the transactions contemplated hereby by each of Parent and Merger Sub do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Entity, except for (A) the applicable requirements of the Exchange Act, including the filing of the Schedule 13E-3, (B) the filing with the Cayman Registrar of Companies of the Cayman Plan of Merger as required by the Cayman Companies Law, and (C) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not, individually or in the aggregate, have a Parent Material Adverse Effect.

(e) Absence of Litigation. As of the date hereof, (i) there are no Legal Proceedings pending or, to the Knowledge of Parent, threatened against Parent, Merger Sub or any of their respective Affiliates (including by virtue of indemnification or otherwise) or their respective assets or properties, or any officer or director of Parent or Merger Sub, other than any such Legal Proceedings that would not, individually or in the aggregate, have a Parent Material Adverse Effect, and (ii) neither Parent nor Merger Sub nor any of their respective Affiliates is a party to or subject to the provisions of any Order which would, individually or in the aggregate, have a Parent Material Adverse Effect.

(f) Brokers and Finders. Neither Parent nor Merger Sub nor any of their respective Affiliates has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the Merger or the other transactions contemplated in this Agreement. Parent and Merger Sub have made available to the Company a complete and accurate copy of all agreements (if any) pursuant to which any financial advisor to Parent, Merger Sub or any of their respective Affiliates is entitled to any fees and expenses in connection with any of the transactions contemplated by this Agreement.

(g) Proxy Statement and Schedule 13E-3. None of the information supplied or to be supplied by Parent, Merger Sub or any of their respective Affiliates for inclusion or incorporation by reference in the Proxy Statement or the Schedule 13E-3 will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, with respect to the Proxy Statement, on the date the Proxy Statement is first mailed to the shareholders of the Company, and with respect to the Schedule 13E-3, on the date the Schedule 13E-3 (including any amendments or supplements thereto) is filed with the SEC. Notwithstanding the foregoing, neither Parent nor Merger Sub makes any representations or warranties with respect to any information supplied by the Company or any of the Company’s Representatives for inclusion or incorporation by reference in the Proxy Statement or the Schedule 13E-3.

(h) Voting and Subscription Agreement.

(i) Parent has delivered to the Company a true, complete and correct copy of an executed Voting and Subscription Agreement dated as of the date hereof, pursuant to which the parties thereto (the “Rollover Holders”) have agreed, subject to the terms and conditions set forth therein, to (1) have their Rollover Shares cancelled for nil consideration in connection with the Merger, (2) subscribe for newly issued shares of Parent for cash at par prior to the consummation of the Merger (the foregoing clauses (1) and (2), collectively, the “Contribution”), and (3) vote all Shares owned by them at the time of the Shareholders’ Meeting in favor of the Merger.

(ii) The Voting and Subscription Agreement has not been amended or modified prior to the date of this Agreement, nor will it be amended, modified or supplemented unless in accordance with its terms and to the extent permitted by Section 6.19, and the respective commitments contained in the Voting and Subscription Agreement have not been withdrawn or rescinded in any respect. There are no side letters or other agreements to which Parent or Merger Sub is a party related to the Contribution or issuance of new shares of Parent other than as expressly set forth in the Voting and Subscription Agreement.

(iii) The Voting and Subscription Agreement is in full force and effect and is the legal, valid, binding and enforceable obligations of Parent and Merger Sub, and, to the Knowledge of Parent, each of the other parties thereto, in accordance with the terms and conditions thereof, subject to the Bankruptcy and Equity Exception. As of the date of this Agreement, none of Parent or Merger Sub has any Knowledge of any occurrence which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach on the part of Parent or Merger Sub or any other party thereto under the Voting and Subscription Agreement. The Voting and Subscription Agreement contains all of the conditions precedent to the obligations of the parties thereunder to make the Contribution to Parent described therein.

(iv) Assuming (A) the Contribution contemplated by the Voting and Subscription Agreement is made in accordance with the terms of the Voting and Subscription Agreement and (B) Parent and Merger Sub are obligated to close pursuant to the terms and conditions of this Agreement, Parent and Merger Sub will have at and after the Closing funds sufficient to consummate the Merger upon the terms contemplated by this Agreement and to pay all related fees and expenses associated therewith.

(i) Vote/Approval Required. No vote or consent of the holders of any class or series of shares of Parent is necessary to approve this Agreement or the transactions contemplated hereby, including the Merger.

(j) Ownership of Shares. Except for the Rollover Shares that are the subject of the Voting and Subscription Agreement, Company Options and Company Restricted Shares, neither Parent nor Merger Sub nor any of their respective Affiliates (including the Consortium Members but excluding the Company and the Company Subsidiaries) owns (directly or indirectly, beneficially or of record) any Shares or other Company Securities and neither Parent nor Merger Sub nor any of their respective Affiliates holds any rights to acquire or vote any Shares or other Company Securities except pursuant to this Agreement and the Voting and Subscription Agreement.

(k) Solvency. Neither Parent nor Merger Sub is entering into the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors. Assuming (i) the solvency of the Company (as such term is used under the Laws of the Cayman Islands, which means that the Company is able to pay its debts as they fall due), (ii) accuracy of the representations and warranties made by the Company in Section 5.1, and (iii) the satisfaction of the conditions of Parent and Merger Sub to consummate the Merger as set forth in Section 7.1 and Section 7.2, immediately after giving effect to the Merger and all of the other transactions contemplated hereby, including the payment of the Per Share Merger Consideration, the Per ADS Merger Consideration and the aggregate amount of consideration payable in respect of Company Options and Company Restricted Shares in accordance with Section 4.3, the payment of all other amounts required to be paid in connection with the consummation of the Merger and the other transactions contemplated in this Agreement, and the payment of all related fees and expenses, the Surviving Corporation will be solvent (as such term is used under the Laws of the Cayman Islands, which means that the Surviving Corporation is able to pay its debts as they fall due) at and immediately after the Effective Time.

(l) Guaranty. Concurrently with the execution of this Agreement, the Guarantor has delivered to the Company the duly executed Guaranty. The Guaranty is in full force and effect and is a valid, binding and enforceable obligation of the Guarantor, subject to the Bankruptcy and Equity Exception. No event has occurred, which, with or without notice, lapse of time or both, would constitute a default on the part of the Guarantor under the Guaranty.

(m) Secured Creditors. Merger Sub has no creditors holding fixed or floating security interests.

(n) Absence of Certain Agreements; Buyer Group Contracts. As of the date hereof, other than (i) this Agreement, (ii) the Guaranty, (iii) the Voting and Subscription Agreement and (iv) the Consortium Agreement dated as of October 12, 2012 by and among the Consortium Members (the “Consortium Agreement”) (the Contracts specified in foregoing clauses (iii) and (iv) are referred to collectively as the “Buyer Group Contracts”), there are no Contracts (whether oral or written) to which any of the Consortium Members or any of their respective Affiliates (excluding the Company and the Company Subsidiaries) are a party or otherwise bound (A) relating to any of the Shares or the Company Securities (other than existing Contracts to which the Company or any Company Subsidiary is party), (B) pursuant to which any shareholder of the Company would be entitled to receive consideration of a different amount or nature than the Per Share Merger Consideration or the Per ADS Merger Consideration, (C) relating to any individual’s retention or employment by the Company or any Company Subsidiaries or otherwise relating to the provision of any services by any individual for or on behalf of the Company or any Company Subsidiaries following the Closing (other than existing Contracts to which the Company or any Company Subsidiary is party), or (D) pursuant to which any shareholder of the Company has agreed to vote to approve this Agreement or the Merger or has agreed to vote against any Superior Proposal.

(o) No Other Representations or Warranties. Except for the representations and warranties contained in this Section 5.2, the Company acknowledges that none of Parent, Merger Sub or any other Person on behalf of Parent or Merger Sub makes any other express or implied representation or warranty with respect to Parent or Merger Sub or with respect to any other information provided to the Company.

ARTICLE VI

COVENANTS

Section 6.1 Conduct of Business Pending the Merger.

(a) Operation of the Company’s Business. The Company covenants and agrees that, during the period from the date hereof until the Effective Time, except as expressly contemplated or expressly permitted by this Agreement, as set forth in Section 6.1 of the Company Disclosure Schedule or as required by Law or regulation, or unless Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall, and shall cause each Company Subsidiary to, conduct its business in the ordinary course of business consistent with past practice, and use its reasonable best efforts to preserve substantially intact its and each of the Company Subsidiaries’ business organizations and capital structure, maintain in effect all material permits required for the Company and the Company Subsidiaries to carry on their respective business, keep available the services of present officers and key employees, and maintain its present relationships with customers, suppliers, distributors, employees and other Persons with which the Company or the Company Subsidiaries have significant business relationships. Without limiting the generality of the foregoing, between the date hereof and the Effective Time, except as otherwise expressly contemplated or expressly permitted by this Agreement, as set forth in Section 6.1 of the Company Disclosure Schedule or as required by Law or regulation, or unless Parent shall otherwise consent in writing, which consent shall not be unreasonably withheld, conditioned or delayed, the Company shall not, and shall not permit any Company Subsidiary to, between the date of this Agreement and the Effective Time, directly or indirectly, do any of the following:

(i) amend or otherwise change the Company Memorandum and Articles of Association, any Company Subsidiary Memorandum and Articles of Association or any similar governing instruments, other than as expressly contemplated by this Agreement;

(ii) issue, deliver, sell, pledge, mortgage, dispose of, transfer, subject to any Lien or encumber any shares, ownership interests or voting securities, or any options, warrants, convertible securities or other rights of any kind to acquire or receive any shares of, any other ownership interests or any voting securities (including share appreciation rights, phantom stock or similar instruments) of the Company or any Company Subsidiary (in each case except for the issuance, delivery or sale of ADSs upon the exercise of Company Options or the vesting of Company Restricted Shares outstanding on the date hereof, in accordance with the terms of the Company Plan under which they were granted);

(iii) declare, set aside, make or pay any dividend or other distribution, payable in cash, shares, property or otherwise, with respect to any of the share capital of the Company or any Company Subsidiary (except for any dividend or distribution by a Company Subsidiary to the Company or another Company Subsidiary) or enter into any agreement with respect to the voting or registration of its share capital;

(iv) reclassify, combine, split, subdivide or amend the terms of, or redeem, purchase or otherwise acquire, directly or indirectly, any Shares, or reclassify, combine, split or subdivide or amend the terms of any share capital or other ownership interests of any of the Company Subsidiaries;

(v) (A) directly or indirectly acquire (whether by merger, consolidation or acquisition of stock or assets or otherwise) in one transaction or any series of related transactions any equity interests in any corporation, partnership or other business organization or division thereof or any material assets, other than purchases of inventory and other assets in the ordinary course of business consistent with past practice or pursuant to existing Contracts, or (B) sell, pledge, mortgage, lease, license, subject to any Lien, transfer or otherwise dispose of (whether by merger, consolidation or acquisition of stock or assets or otherwise) any of the material property or assets of the Company or any Company Subsidiary; provided that these restrictions do not apply to (x) transfers among the Company and the Company Subsidiaries, or (y) transactions in the ordinary course of business consistent with past practice (which for the avoidance of doubt and without limitation to the foregoing shall be deemed to include the sale or other disposition of supplies or inventory in the ordinary course of business and the purchase or sale of securities which may be classified as short-term investments on the consolidated balance sheet of the Company);

(vi) terminate, cancel, renew, transfer, assign, license, encumber or request or agree to any material change in or waiver under any Material Contract, or enter into or amend in any material respect any Contract that, if existing on the date hereof, would be a Material Contract, other than in the ordinary course of business consistent with past practice;

(vii) (A) transfer, sell, assign, mortgage, surrender, encumber, grant any security interest in, divest, cancel, disclaim, abandon, allow to lapse or expire (including by failure to pay required fees), dedicate to the public, or otherwise dispose of, any material Intellectual Property owned or licensed by the Company or any Company Subsidiary, other than licenses or other Contracts granted in the ordinary course of business, or cancellation, abandonment, allowing to lapse or expire such Intellectual Property that is no longer used or useful in any of the Company’s or Company Subsidiaries’ respective businesses or pursuant to Contracts in effect prior to the date hereof; (B) grant any material licenses or other Contracts to any third party or enter into any covenant not to sue with respect to any Intellectual Property owned by the Company or any Company Subsidiary, except non-exclusive licenses in the ordinary course of business; (C) disclose to or allow to be disclosed to or discovered by any Person any material Trade Secrets except pursuant to valid and appropriate non-disclosure or license agreements or pursuant to obligations to maintain confidentiality arising by operation of law; (D) fail to notify Parent promptly of any material infringement, misappropriation, misuse, unauthorized disclosure, or other violation of or conflict with any material Intellectual Property or Trade Secrets owned by the Company or any Company Subsidiary or entrusted to the Company or any Company Subsidiary by their customers, clients or other Persons to whom the Company or any Company Subsidiary owes an obligation of confidentiality, security breach, or material breach of or non-compliance with Intellectual Property and information security measures and procedures of the Company or respective Company Subsidiaries, of which the Company or any Company Subsidiary becomes aware and to reasonably consult with Parent regarding the actions (if any) to take to protect such Intellectual Property and Trade Secrets; and (E) fail to continue to follow and practice the Intellectual Property and information security measures of the Company or respective Company Subsidiaries consistent with past practice in any material respect;

(viii) incur, issue, prepay, redeem, otherwise acquire or modify in any material respect the terms of any indebtedness for borrowed money, or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person other than a Company Subsidiary, or make, forgive or cancel any loans, advances or capital contributions to, or investments in, any other Person (other than a wholly-owned Company Subsidiary), in each case, except the incurrence or guarantee of indebtedness (A) under the Company’s or any Company Subsidiary’s existing credit facilities as in effect on the date hereof (if any) in an amount not to exceed the maximum amount authorized under the credit agreements evidencing such indebtedness, or (B) in an amount not in excess of $500,000 (or an equivalent amount in RMB) individually or $1,000,000 (or an equivalent amount in RMB) in the aggregate or (C) in the ordinary course of business consistent with past practice;

(ix) except pursuant to any Company Benefit Plan in effect on the date hereof or as required by applicable Law, (A) increase the compensation or fringe benefits of any of its directors, officers or employees, other than in the ordinary course of business consistent with past practice, (B) grant any severance or termination pay not expressly provided for under any Company Benefit Plan, or any retention pay, (C) waive or amend in any material respect any performance, or vesting criteria or accelerate vesting, exercisability or funding under any Company Benefit Plan to the extent not already required in any such Company Benefit Plan or contemplated by this Agreement, (D) enter into or amend in any material respect any employment, consulting or severance agreement or arrangement with any of its present directors, officers, employees or independent consultants, other than in the ordinary course of business consistent with past practice with respect to non-executive officer employees, employees with an annual base salary of less than $100,000 (or an equivalent amount in RMB) and independent consultants, (E) establish, adopt, enter into or amend or terminate any Company Benefit Plan, (F) hire any new employees other than in the ordinary course of business consistent with past practice with respect to non-executive officer employee positions or employees with an annual base salary of less than $100,000 (or an equivalent amount in RMB), or (G) terminate the employment or services, as applicable, of any of its present directors or officers, or any employees with annual compensation of more than $100,000 (or an equivalent amount in RMB);

(x) offer, place or arrange any issue of debt securities or commercial bank or other credit facilities, in each case in an amount in excess of $750,000;

(xi) make any material change in any financial or tax accounting principles, policies, methods or procedures used by the Company, except as may be required by changes in statutory or regulatory accounting rules or GAAP or regulatory requirements with respect thereto;

(xii) except to the extent permitted by clause (vi) or clause (ix) of this Section 6.1(a), enter into or amend any Contract with any executive officer, director, or other Affiliate of the Company or any of its Subsidiaries or any Person beneficially owning five percent or more of the Shares or the voting power of the Shares, other than Contracts solely between the Company and/or wholly-owned Company Subsidiaries entered into or amended in the ordinary course of business consistent with past practice;

(xiii) make or change any material Tax election, materially amend any Tax Return (except as required by applicable Law), enter into any material closing agreement with respect to Taxes, surrender any right to claim a material refund of Taxes, settle or finally resolve any material controversy with respect to Taxes or materially change any method of Tax accounting;

(xiv) settle or compromise any litigation other than settlements or compromises of litigation where the amount paid in settlement or compromise, in each case, does not exceed the amount set forth in Section 6.1(a)(xiv) of the Company Disclosure Schedule;

(xv) except for this Agreement, adopt a plan of complete or partial liquidation, scheme of arrangement, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any Company Subsidiary (other than among the Company Subsidiaries);

(xvi) enter into, amend or modify any union recognition agreement, collective bargaining agreement or similar agreement with any trade union or representative body;

(xvii) make or authorize capital expenditures except (A) as budgeted in the Company’s current plan approved by the board of directors of the Company that was provided to Parent, (B) as necessary to maintain existing assets in good repair and consistent with past practice, and (C) for any single capital expenditure not in excess of $2,000,000 or capital expenditures for the Company and the Company Subsidiaries not in excess of $5,000,000 in the aggregate; or

(xviii) authorize, agree or commit to do any of the foregoing.

(b) Operation of Parent’s and Merger Sub’s Business. Each of Parent and Merger Sub agrees that, from the date hereof to the Effective time, it shall not take any action or fail to take any action that is intended to, or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the ability of Parent or Merger Sub to consummate the Merger or the other transactions contemplated by this Agreement.

(c) No Control of Other Party’s Business. Nothing contained in this Agreement is intended to give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s or any Company Subsidiary’s operations prior to the Effective Time, and nothing contained in this Agreement is intended to give the Company, directly or indirectly, the right to control or direct Parent’s or Merger Sub’s operations. Prior to the Effective Time, each of Parent, Merger Sub and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its subsidiaries’ respective operations.

Section 6.2 Proxy Statement and Schedule 13E-3. In connection with the Shareholders’ Meeting, the Company shall, with commercially reasonable assistance and cooperation of Parent and Merger Sub, (i) use its commercially reasonable efforts to prepare and file with the SEC the Proxy Statement within fifteen Business Days from the date of this Agreement, (ii) respond as promptly as practicable to any comments received from the SEC with respect to such filing and shall provide copies of such comments to Merger Sub promptly upon receipt, (iii) as promptly as reasonably practicable prepare and file (after Parent and Merger Sub have had a reasonable opportunity to review and comment on) any amendments or supplements necessary to be filed in response to any SEC comments or as required by Law, (iv) use its reasonable best efforts to have cleared by the SEC and shall thereafter mail to its shareholders as promptly as reasonably practicable, the Proxy Statement and all other customary proxy or other materials for meetings such as the Shareholders’ Meeting, (v) to the extent required by applicable Law, as promptly as reasonably practicable prepare, file and distribute to the shareholders of the Company any supplement or amendment to the Proxy Statement if any event shall occur which requires such action at any time prior to the Shareholders’ Meeting, and (vi) otherwise use commercially reasonable efforts to comply with all requirements of Law applicable to the Shareholders’ Meeting and the Merger. Parent and Merger Sub shall cooperate with the Company in connection with the preparation and filing of the Proxy Statement, including furnishing the Company upon request with any and all information as may be required to be set forth in the Proxy Statement under the Exchange Act. The Company shall provide Parent and Merger Sub a reasonable opportunity to review and comment upon the Proxy Statement, or any amendments or supplements thereto, prior to filing the same with the SEC. In connection with the filing of the Proxy Statement, the Company and Merger Sub shall cooperate to (A) concurrently with the preparation and filing of the Proxy Statement, jointly prepare and file with the SEC the Schedule 13E-3 relating to the Merger and the other transactions contemplated hereby and furnish to each other all information concerning such party as may be reasonably requested in connection with the preparation of the Schedule 13E-3, (B) respond as promptly as reasonably practicable to any comments received from the SEC with respect to such filings and shall consult with each other prior to providing such response, (C) as promptly as reasonably practicable after consulting with each other, prepare and file any amendments or supplements necessary to be filed in response to any SEC comments or as required by Law, (D) have cleared by the SEC the Schedule 13E-3, and (E) to the extent required by applicable Law, as promptly as reasonably practicable prepare, file and distribute to the shareholders of the Company any supplement or amendment to the Schedule 13E-3 if any event shall occur which requires such action at any time prior to the Shareholders’ Meeting. If, at any time prior to the Effective Time, any information relating to the Company, Parent or Merger Sub or any of their respective Affiliates should be discovered by the Company, Parent or Merger Sub which should be set forth in an amendment or supplement to the Proxy Statement or Schedule 13E-3, as applicable, so that the Proxy Statement or Schedule 13E-3, as applicable, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other parties and, to the extent required by applicable Law, the Company shall disseminate an appropriate amendment thereof or supplement thereto describing such information to the Company’s shareholders.

Section 6.3 Shareholders’ Meeting. Subject to Section 6.6 and ARTICLE VIII, the Company shall take, in accordance with applicable Law and the Company Memorandum and Articles of Association, all actions necessary to convene an extraordinary general meeting (the “Shareholders’ Meeting”), including sending notices and a statement containing relevant information to the Merger, as promptly as reasonably practicable after the SEC confirms that it has no further comments on the Schedule 13E-3 and Proxy Statement to consider and vote upon the approval of this Agreement and the Merger; provided, however, for the avoidance of doubt, the Company may adjourn the Shareholders’ Meeting for up to thirty calendar days (but in any event no later than two Business Days prior to the Termination Date) (i) with the written consent of Parent; (ii) if at the time the Shareholders’ Meeting proceeds to business there are insufficient Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct business at the Shareholders’ Meeting; or (iii) to allow reasonable time for the filing and mailing of any supplemental or amended disclosure which the board of directors of the Company has determined in good faith after consultation with outside counsel is necessary or advisable under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Company’s shareholders prior to the Shareholders’ Meeting. Provided each Consortium Member has complied with its obligations under the Voting and Subscription Agreement, Parent may request on only one occasion that the Company adjourn the Shareholders’ Meeting for up to thirty calendar days (but in any event no later than two Business Days prior to the Termination Date), if as of the time for which the Shareholders’ Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient Shares represented (either in person or by proxy) (x) to constitute a quorum necessary to conduct the business at the Shareholders’ meeting or (y) voting in favour of approval of this Agreement and the Transactions to obtain the Company Requisite Vote in which event the Company shall, in each case, cause the Shareholders’ Meeting to be adjourned in accordance with Parent’s request. In the event that subsequent to the date hereof, the board of directors of the Company makes a Change of Company Position (as defined below), the Company shall have the right not to submit this Agreement to the holders of the Shares for approval at the Shareholders’ Meeting.

Section 6.4 Access to Information. From the date of this Agreement to the Effective Time or the earlier termination of this Agreement in accordance with its terms, upon reasonable prior written notice, the Company shall, and shall use its reasonable best efforts to cause the Company Subsidiaries and its and their Representatives to, afford Parent and its Representatives reasonable access during normal business hours, consistent with applicable Law, to its officers, personnel, employees, systems, properties, offices and other facilities and to all books and records (including Tax Returns). Notwithstanding the foregoing, any such investigation or consultation shall be conducted in such a manner as not to interfere unreasonably with the business or operations of the Company or the Company Subsidiaries or otherwise result in any significant interference with the prompt and timely discharge by such employees of their normal duties. Neither the Company nor any of the Company Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of its clients, jeopardize the attorney-client privilege of the Company or the Company Subsidiaries or contravene any Law, rule, regulation, Order, judgment, decree or binding agreement entered into prior to the date of this Agreement (it being agreed that the parties shall use their commercially reasonable efforts to cause such information to be provided in a manner that would not result in such violation, prejudice, jeopardy or contravention). No investigation shall affect the Company’s representations and warranties, covenants or agreements contained herein, or limit or otherwise affect the remedies available to Parent or Merger Sub pursuant to this Agreement.

Section 6.5 Confidentiality. Prior to the Effective Time, each of Parent and Merger Sub shall hold and treat and shall cause its Representatives to hold and treat in confidence all documents and information concerning the Company and the Company Subsidiaries furnished to Parent or Merger Sub in connection with the transactions contemplated by this Agreement in accordance with the Confidentiality Agreement dated as of October 26, 2012, by and between the Consortium and Ninetowns Internet Technology Group Company Limited, as amended on January 29, 2014 (the “Confidentiality Agreement”).

Section 6.6 Acquisition Proposals.

(a) No Solicitation or Negotiation; No Change of Company Position. Except as otherwise set forth in this Section 6.6, the Company agrees that from the date hereof until the Effective Time or, if earlier, the termination of this Agreement in accordance with ARTICLE VIII, neither it nor any of the Company Subsidiaries nor any of the officers and directors of it or any of the Company Subsidiaries shall, and it shall instruct and cause its and the Company Subsidiaries’ Representatives not to, directly or indirectly, (i) initiate, solicit, knowingly encourage, or knowingly facilitate (including by providing non-public information) the submission of any inquiries regarding, or the making of any, proposals or offers that constitute or could reasonably be expected to lead to any Acquisition Proposal, (ii) engage in, continue, or otherwise participate in any negotiations or discussions (other than to state that it is not permitted to have discussions) concerning, or provide or cause to be provided any non-public information or data relating to the Company or any of the Company Subsidiaries in connection with, an Acquisition Proposal, (iii) (A) withdraw or modify in a manner adverse to Parent or Merger Sub, or publicly propose to withdraw or modify in a manner adverse to Parent or Merger Sub, the Company Position, (B) adopt, approve or recommend, or publicly propose to adopt, approve or recommend, any Acquisition Proposal or (C) fail to recommend against any Acquisition Proposal subject to Regulation 14D under the Exchange Act in a Solicitation/Recommendation Statement on Schedule 14D-9 within ten Business Days after the commencement of such Acquisition Proposal (any of such actions described in foregoing clauses (A), (B) or (C) being referred to as a “Change of Company Position”), (iv) enter into any merger agreement, letter of intent, memorandum of understanding, agreement in principle, share purchase agreement, asset purchase agreement or share exchange agreement, option agreement or other similar agreement providing for or relating to, any Acquisition Proposal (other than a confidentiality agreement in accordance with Section 6.6(b)) (each, an “Alternative Acquisition Agreement”), (v) enter into any agreement or agreement in principle requiring the Company to abandon, terminate or fail to consummate the transactions contemplated hereby or breach its obligations hereunder, (vi) amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of the Company Subsidiaries, or (vii) propose or agree to do any of the foregoing; provided, however, it is understood and agreed that any determination or action by the Company, the Independent Committee, or the board of directors of the Company permitted under Section 6.6(b), Section 6.6(c) or Section 8.3(a) shall not be deemed to be a breach of this Section 6.6(a). The Company acknowledges and agrees that the doing of any of the foregoing by any of the Company Subsidiaries or any Representative of the Company or any of the Company Subsidiaries shall be deemed to be a breach by the Company of this Section 6.6(a). Upon the execution of this Agreement, the Company agrees, and the Independent Committee will direct, that the Company and the Company Subsidiaries and its and their Representatives will (x) immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any Acquisition Proposal and (y) deliver a written notice to each such Person to the effect that the Company is ending all discussions and negotiations with such Person with respect to any Acquisition Proposal, effective on and from the date hereof. The Company shall promptly request each Person that has heretofore executed a confidentiality agreement in connection with such Person’s consideration of acquiring (whether by merger, acquisition of share or assets or otherwise) the Company or any of the Company Subsidiaries, to return (or if permitted by the applicable confidentiality agreement, destroy) all information required to be returned (or, if applicable, destroyed) by such Person under the terms of the applicable confidentiality agreement and, if requested by Parent, to enforce such Person’s obligation to do so.

(b) Superior Proposals. Notwithstanding anything to the contrary in Section 6.6(a), at any time after the date of this Agreement and prior to obtaining the Company Requisite Vote, the Company may, in response to a bona fide written Acquisition Proposal that did not result from a breach of Section 6.6(a) and that the Independent Committee determines, in its good faith judgment, after consultation with its outside legal counsel and financial advisor (if any), constitutes or may reasonably be expected to lead to a Superior Proposal, (i) furnish information and data with respect to the Company and the Company Subsidiaries to the Person making such Acquisition Proposal pursuant to a customary confidentiality agreement on terms at least as restrictive as those contained in the Confidentiality Agreement (except for such changes necessary in order for the Company to be able to comply with its obligations under this Agreement) (a copy of which confidentiality agreement shall be promptly (in all events within 24 hours) provided for informational purposes only to Parent), and (ii) participate, through the Independent Committee, in discussions or negotiations with such Person and its Representatives regarding such Acquisition Proposal; provided, however, that the Company shall promptly (and in any event, within 48 hours) provide or make available to Parent any material non-public information concerning the Company or any of the Company Subsidiaries that is provided to the Person making such Acquisition Proposal or its Representatives which was not previously or concurrently provided or made available to Parent.

(c) Permitted Change of Company Position or Alternative Acquisition Agreement. Notwithstanding anything to the contrary in this Section 6.6 but subject to this Section 6.6(c) and Section 6.6(d), if, prior to obtaining the Company Requisite Vote, (i) the Independent Committee determines in good faith, after consultation with its outside legal counsel and financial advisor (if any), that the failure to do so would be reasonably likely to be inconsistent with the discharge or exercise of its fiduciary duties under applicable Law, it may recommend a Change of Company Position to the board of directors of the Company, which, upon receiving such recommendation from the Independent Committee, may effect a Change of Company Position in accordance with this Section 6.6(c), or (ii) the Company receives a written bona fide Acquisition Proposal that did not result from a breach of Section 6.6(a) that the Independent Committee determines in good faith, after consultation with its outside legal counsel and financial advisor (if any), constitutes a Superior Proposal, then (A) the Independent Committee may recommend that the board of directors of the Company make a Change of Company Position or authorize the termination of this Agreement pursuant to Section 8.3(a) to enter into an Alternative Acquisition Agreement, (B) the board of directors of the Company, upon receiving such recommendation from the Independent Committee, may make a Change of Company Position or authorize the termination of this Agreement pursuant to Section 8.3(a) to enter into an Alternative Acquisition Agreement, and (C) the Company, upon receiving such authorization from the board of directors of the Company, may enter into an Alternative Acquisition Agreement with respect to such Superior Proposal if, with respect to this clause (C), the Company concurrently terminates this Agreement pursuant to Section 8.3(a). The board of directors of the Company shall not be entitled to make a Change of Company Position or authorize the termination of this Agreement pursuant to Section 8.3(a) (and, for the avoidance of doubt, the Company shall not be entitled to terminate this Agreement pursuant to Section 8.3(a)) unless the Company has provided written notice (a “Notice”) at least five Business Days in advance of such Change of Company Position or authorization to Parent and Merger Sub advising Parent that the Independent Committee has determined in good faith, after consultation with its outside legal counsel and financial advisor (if any), that the failure to make a Change of Company Position or to authorize termination of this Agreement, as applicable, would be reasonably likely to be inconsistent with the discharge or exercise of its fiduciary duties under applicable Law, and that the board of directors of the Company intends to make a Change of Company Position or authorize the termination of this Agreement pursuant to Section 8.3(a). For the avoidance of doubt, any purported termination of this Agreement pursuant to Section 8.3(a) shall be void and of no force and effect unless the Company complies with this Section 6.6(c) and Section 6.6(d) and pays the Termination Fee in accordance with Section 8.5(b) prior to or substantially concurrently with such termination. In the event that the basis of such proposed action by the Independent Committee, the board of directors of the Company and/or the Company is in connection with a Superior Proposal, (x) the Notice shall include the terms and conditions of such Superior Proposal (including the identity of the third party making the Superior Proposal and any financing materials related thereto, if any) and include with it copies of any proposed transaction documents with respect to such Superior Proposal, (y) during the five Business Day period following receipt by Parent and Merger Sub of the Notice, the Company shall, and shall cause its Representatives to, negotiate with Parent and Merger Sub in good faith (to the extent Parent and Merger Sub desire to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Superior Proposal ceases to constitute a Superior Proposal and (z) following the end of the five Business Day period, the board of directors of the Company and the Independent Committee shall have determined in good faith after consultation with their outside legal counsel and financial advisor (if any), taking into account any changes to this Agreement proposed in writing by Parent and Merger Sub in response to the Notice or otherwise, that the Superior Proposal giving rise to the Notice continues to constitute a Superior Proposal. Any material amendment to the financial terms or any other material amendment of such Superior Proposal shall require a new Notice and the Company shall be required to comply again with the requirements of this Section 6.6(c).

(d) Notice. The Company shall promptly (and in any event within 48 hours of knowledge thereof) notify Parent in writing of (i) any written Acquisition Proposal received by the Company, (ii) any request for non-public information relating to the Company or the Company Subsidiaries, other than requests for information not reasonably expected to be related to an Acquisition Proposal, (iii) any inquiry or request for discussion or negotiation regarding an Acquisition Proposal, including in each case the identity of the Person making any such Acquisition Proposal, inquiry or request and the material terms of any such Acquisition Proposal, inquiry or request; provided, in each case, that such Acquisition Proposal, request or inquiry is received by the board of directors of the Company or the Independent Committee, its agents or its advisors, and (iv) any meeting of the board of directors of the Company or Independent Committee (in which case, at least 48 hours prior notice or such lesser notice as is provided to the members of the board of directors of the Company or the Independent Committee) at which the board of directors of the Company or Independent Committee is reasonably expected to consider any Acquisition Proposal. The Company shall (A) keep Parent reasonably informed, on a reasonably prompt basis, of the status and material details (including material amendments to the terms thereof) of such Acquisition Proposal, inquiry or request and (B) provide to Parent as soon as practicable after receipt thereof copies of all material written correspondence from the Person making such Acquisition Proposal or request, concerning the material terms and conditions thereof; provided that this obligation shall be excused if and to the extent that the board of directors of the Company or Independent Committee and its Representatives shall be unaware of such information and documents.

(e) Certain Permitted Disclosure. Nothing set forth in this Agreement shall be deemed to prohibit the board of directors of the Company, after consultation with the Independent Committee, or the Independent Committee, after providing prior notice to the board of directors of the Company, from taking and disclosing to the Company’s shareholders a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act (or any similar communication to shareholders in connection with the making or amendment of a tender offer or exchange offer), provided that the board of directors of the Company shall expressly reaffirm the Company Position in such disclosure. The parties hereto agree and acknowledge that, for purposes of this Agreement, a factually accurate public statement by the Company that describes the Company’s receipt of an Acquisition Proposal and the operation of this Agreement with respect thereto, or any “stop, look or listen” communication that contains only the information set forth in Rule 14d-9(f) under the Exchange Act, shall not in and of itself be deemed a Change of Company Position.

(f) Definitions. For purposes of this Agreement:

(i) “Acquisition Proposal” means any bona fide inquiry, proposal or offer from any Person or group of Persons other than Parent or one of its subsidiaries or Affiliates (the “Third Party”) for (a) a merger, scheme of arrangement, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving an acquisition of the Company (or any Company Subsidiary whose business constitutes 20% or more of the net revenues, net income or assets of the Company and the Company Subsidiaries, taken as a whole) or (b) the acquisition in any manner, directly or indirectly, of 20% or more of the equity securities of the Company or 20% or more of the consolidated net revenues, net income or assets of the Company and the Company Subsidiaries, in each case other than the Merger.

(ii) “Superior Proposal” means any bona fide written Acquisition Proposal (with the percentages set forth in the definition of such term changed from 20% to 50%), that the Independent Committee has determined in its good faith judgment after consultation with its outside legal counsel and financial advisor (if any), (A) is reasonably likely to be consummated in accordance with its terms, taking into account all legal, financial, regulatory and other aspects of the proposal and the Person making the proposal and (B) if consummated, would result in a transaction more favorable to the Company’s shareholders (other than to Rollover Holders) from a financial point of view than the transaction contemplated by this Agreement after giving effect to all adjustments to the terms thereof which may be offered by Parent in writing (including pursuant to Section 6.6(c)); provided, however, that any such Acquisition Proposal by a Third Party shall not be deemed as a “Superior Proposal” if (I) any financing required to consummate the transactions contemplated by such Acquisition Proposal is not then fully committed to the Third Party and non-contingent, or (II) the consummation of the transactions contemplated by such Acquisition Proposal is conditional upon the obtaining and/or funding of such financing.

Section 6.7 Directors’ and Officers’ Indemnification.

(a) The indemnification, advancement and exculpation provisions of certain indemnification agreements by and among the Company and its directors and certain of its executive officers, as in effect at the Effective Time, shall survive the Merger and shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of the Company Employees (the “Indemnified Parties”). The Surviving Corporation Memorandum and Articles of Association shall contain provisions with respect to exculpation and indemnification that are at least as favorable to the directors, officers or employees of the Company as those contained in the Company Memorandum and Articles of Association as in effect on the date hereof, except to the extent prohibited by the Cayman Companies Law or any other applicable Law, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of the Indemnified Parties, unless such modification is required by Law.

(b) From and after the Effective Time, the Surviving Corporation shall comply with all of the Company’s obligations, and shall cause its subsidiaries to comply with their respective obligations, to indemnify and hold harmless (including any obligations to advance funds or expenses) (i) the Indemnified Parties thereof against any and all costs or expenses (including reasonable attorneys’ fees and expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (“Damages”), arising out of, relating to or in connection with (A) the fact that an Indemnified Party is or was a director, officer or employee of the Company or such subsidiary, or (B) any acts or omissions occurring or alleged to occur prior to or at the Effective Time to the extent provided under the Company’s or Company Subsidiaries’ respective organizational and governing documents or agreements in effect on the date hereof and to the fullest extent permitted by the Cayman Companies Law or any other applicable Law, including (x) the approval of this Agreement, the Merger or the transactions contemplated by this Agreement or arising out of or pertaining to the transactions contemplated by this Agreement and (y) actions to enforce this provision or any other indemnification or advancement right of any Indemnified Party; provided, however, that such indemnification shall be subject to any limitation imposed from time to time under applicable Law, and (ii) such Indemnified Parties against any and all Damages arising out of acts or omissions in connection with such Persons serving as an officer, director or other fiduciary in any entity if such service was at the request or for the benefit of the Company or any Company Subsidiary.

(c) If Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving company or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then the obligations of Parent or the Surviving Corporation, as the case may be, that are set forth under this Section 6.7 shall survive, and to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 6.7.

(d) The provisions of this Section 6.7 shall survive the consummation of the Merger and are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their heirs and legal representatives, each of which shall be a third-party beneficiary of the provisions of this Section 6.7.

(e) The agreements and covenants contained in this Section 6.7 shall not be deemed to be exclusive of any other rights to which any such Indemnified Party is entitled, whether pursuant to Law, Contract or otherwise. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any Company Subsidiary or their respective officers, directors and employees, it being understood and agreed that the indemnification provided for in this Section 6.7 is not prior to or in substitution for any such claims under any such policies.

Section 6.8 Further Action; Efforts.

(a) Subject to the terms and conditions set forth in this Agreement, the Company, Parent and Merger Sub and their respective Representatives shall cooperate with each other and use (and shall cause their respective subsidiaries to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under this Agreement and applicable Laws to cause the applicable conditions set forth in ARTICLE VII to be satisfied and to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as reasonably practicable, including preparing, executing and filing as promptly as reasonably practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement.

(b) Subject to the right of the Company to withhold such portions of documents or information to the extent relating to pricing or other matters that are highly sensitive if the exchange of such information (or portions thereof) were to occur (provided, however, that the foregoing limitation shall not be applicable to any information required to be described or disclosed in the Schedule 13E-3), the parties shall keep each other apprised of the status of matters relating to the completion of the transactions contemplated by this Agreement and work cooperatively in connection with obtaining the approvals of or clearances from each applicable Governmental Entity, including without prejudice to any rights of the parties hereunder, consulting and cooperating in all respects with each other in defending all lawsuits and other proceedings by or before any Governmental Entity challenging this Agreement or the consummation of the transactions contemplated by this Agreement.

(c) Nothing in this Section 6.8 shall require Parent, Merger Sub, or any Affiliate of Parent, Merger Sub or any Consortium Member to dispose, or cause the disposal of, any of its assets or to limit its freedom of action with respect to any of its businesses, or to consent to any disposition of the Company’s assets or limits of the Company’s freedom of action with respect to any of its businesses, or to commit or agree to any of the foregoing, and nothing in this Section 6.8 shall authorize the Company to commit or agree to any of the foregoing to obtain any consents, approvals, permits or authorizations to remove any impediments to the Merger relating to any applicable Law or to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other Order in any suit or proceeding relating to any applicable Law.

Section 6.9 Public Announcements. Unless and until a Change of Company Position has occurred or, if earlier, the termination of this Agreement in accordance with its terms, the Company, Parent and Merger Sub shall consult with and provide to each other party the reasonable opportunity to review and comment upon any press release or other public statement or comment prior to the issuance of such press release or other public statement or comment relating to this Agreement or the transactions contemplated herein and shall not issue any such press release or other public statement or comment prior to such consultation except as may be required by applicable Law or by obligations pursuant to any listing agreement with any national securities exchange. The Company and Parent agree that the press release announcing the execution and delivery of this Agreement shall be a joint press release, mutually agreed upon by the Company and Parent.

Section 6.10 Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (a) any notice or other communication received by such party from any Governmental Entity in connection with the Merger or the other transactions contemplated hereby or from any Person alleging that the consent of such Person is or may be required in connection with the Merger or the other transactions contemplated hereby, if the subject matter of such communication or the failure of such party to obtain such consent could be material to the Company, the Surviving Corporation or Parent, (b) any Legal Proceedings commenced or, to such party’s Knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its subsidiaries which relate to the Merger or the other transactions contemplated hereby, or (c) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would reasonably be expected to cause or result in any of the conditions to the Merger set forth in ARTICLE VII not being satisfied or satisfaction of those conditions being materially delayed in violation of any provision of this Agreement; provided, however, that the delivery of any notice pursuant to this Section 6.10 shall not (i) cure any breach of, or non-compliance with, any other provision of this Agreement, (ii) be deemed to amend or supplement the Company Disclosure Schedule, or (iii) limit the remedies available to the party receiving such notice or the representations, warranties, covenants or agreements of the parties, or the conditions to the obligations of the parties hereto. The parties agree and acknowledge that the Company’s compliance or failure of compliance with this Section 6.10 shall not be taken into account for purposes of determining whether the condition referred to in Section 7.2(b) shall have been satisfied.

Section 6.11 Obligations of Merger Sub. Parent shall take all actions necessary to cause Merger Sub and the Surviving Corporation to perform their respective obligations under this Agreement.

Section 6.12 Voting and Subscription Agreement. Parent shall use its reasonable best efforts to consummate the transactions contemplated by the Voting and Subscription Agreement immediately prior to the Closing on the terms and conditions described in the Voting and Subscription Agreement, including using reasonable best efforts to (i) maintain in full force and effect the Voting and Subscription Agreement until the transactions contemplated by this Agreement are consummated, (ii) satisfy on a timely basis all conditions applicable to Parent in the Voting and Subscription Agreement, and (iii) cause the Persons providing the Contribution to provide the Contribution on the Closing Date (subject to the conditions set forth in the Voting and Subscription Agreement).

Section 6.13 Stock Exchange Delisting. Prior to the Effective Time, Parent shall use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the NASDAQ to enable the delisting of the Shares and the ADSs from the NASDAQ , and the deregistration of the Company under the Exchange Act, as promptly as practicable following the Effective Time. At the request of Parent, the Company shall use reasonable best efforts to cooperate with Parent with respect to the foregoing actions.

Section 6.14 Resignations. The Company shall use commercially reasonable efforts to cause to be delivered to Parent at the Closing written evidence reasonably satisfactory to Parent of the resignation effective as of the Effective Time of those directors of the Company and any Company Subsidiary identified by Parent in writing to the Company at least three Business Days prior to the Closing. At the request of Parent, the Company shall provide Parent with a true and accurate list of the directors of the Company and the Company Subsidiaries. From and after the date of delivery of such list, the Company shall promptly inform Parent of changes to such list.

Section 6.15 Shareholder Litigation. The Company shall give Parent the opportunity to participate in the defense or settlement of any shareholder litigation against the Company and/or its directors or officers relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed to without Parent’s prior written consent (which consent shall not be unreasonably withheld).

Section 6.16 Takeover Laws. If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement, the parties hereto shall use their respective reasonable best efforts (a) to take all action necessary so that no Takeover Statute is or becomes applicable to the Merger or any of the other transactions contemplated by this Agreement, and (b) if any such Takeover Statute is or becomes applicable to any of the foregoing, to take all action necessary (including, in the case of the Company and its board of directors, grant all necessary approvals) so that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or lawfully minimize the effects of such statute, regulation or provision in the Company Memorandum and Articles of Association on the Merger and the other transactions contemplated by this Agreement.

Section 6.17 Expenses. Except as otherwise specifically provided herein, each party hereto shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby.

Section 6.18 Actions Taken at Direction of Certain Officers and Directors; Knowledge of Certain Officers and Directors. Notwithstanding any other provision of this Agreement to the contrary, the Company shall not be deemed to be in breach of any representation, warranty, covenant or agreement hereunder including ARTICLE VI hereof, if the alleged breach is the proximate result of an action or inaction taken by the Company at the direction of any officer or director of Parent, Mr. Fork or any Affiliate of Parent without the approval or direction of the board of directors of the Company (acting with the concurrence of the Independent Committee) or the Independent Committee. Parent shall not have any right to (i) assert the failure of any condition in Section 7.2(a) or Section 7.2(b), (ii) terminate this Agreement under ARTICLE VIII or (iii) claim any Damages or seek any other remedy at law or in equity, in each case for any breach or inaccuracy in the representations and warranties made by the Company in ARTICLE V to the extent any director of Parent, Mr. Ng, Mr. Wu, Mr. Xu or Mr. Fork has actual knowledge, as of the date of this Agreement, of such breach or inaccuracy, or for any action or inaction taken by the Company at the direction of any officer or director of Parent, Mr. Fork or any Affiliate of Parent without the approval or direction of the board of directors of the Company (acting with the concurrence of the Independent Committee) or the Independent Committee.

Section 6.19 Amendment to Buyer Group Contracts. Without the prior written consent of the Company and the Independent Committee, Parent shall not agree to any termination of any Buyer Group Contract. Parent shall not agree to any amendment or modification to be made to, or any waiver of any provision or remedy under, any Buyer Group Contract, or enter into any new agreement, arrangement or understanding with another Buyer Group Party or any third party with respect to any Company Securities, without the prior written consent of the Company and the Independent Committee if such amendment, modification, waiver or new agreement, arrangement, or understanding would (i) expand upon the conditions precedent to such Buyer Group Contract in any way, (ii) change the composition of the Consortium (for clarity, a voting arrangement between a Buyer Group Party and any third party holder of Company Securities similar to that described in Section 4 of the Voting and Subscription Agreement shall be deemed to be a change in the composition of the Consortium), (iii) reasonably be expected to prevent, impair or delay the consummation of the transactions contemplated by this Agreement or otherwise adversely affect the ability of Parent or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement or (iv) adversely impact the ability of the Company to enforce its third party beneficiary rights under the Voting and Subscription Agreement. Parent shall promptly notify the Independent Committee, and provide a complete and accurate copy, of (a) any amendment, modification, withdrawal or termination of any Buyer Group Contract or (b) any new agreement, arrangement or understanding entered into between a Buyer Group Party and another Buyer Group Party or any third party with respect to any securities of the Company.

ARTICLE VII

CONDITIONS PRECEDENT

Section 7.1 Conditions to Each Party’s Obligation to Effect the Merger. The obligation of each party hereto to effect the Merger is subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

(a) Shareholder Approval. The Company Requisite Vote shall have been obtained.

(b) Orders. As of the Closing, no court or other Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Order that is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger.

Section 7.2 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Parent at or prior to the Effective Time of the following additional conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Company set forth in this Agreement that are qualified by reference to Material Adverse Effect shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); (ii) the representations and warranties of the Company set forth in this Agreement that are not qualified by reference to Material Adverse Effect (other than the representations and warranties set forth in Section 5.1(c)(i), Section 5.1(d), Section 5.1(e)(i)(A), Section 5.1(h)(i) and Section 5.1(u)) shall be true and correct (without giving effect to any “in all material respects”, “material” or “materially” qualifications therein) as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); provided, however, that notwithstanding anything herein to the contrary, the condition set forth in this Section 7.2(a) shall be deemed to have been satisfied even if any representations and warranties of the Company are not so true and correct, unless the failure of such representations and warranties of the Company to be so true and correct, individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect; (iii) the representations and warranties set forth in Section 5.1(d), Section 5.1(e)(i)(A), Section 5.1(h)(i) and Section 5.1(u) shall be true and correct as of the date of this Agreement and as of the Closing Date as if made on and as of such date; and (iv) the representations and warranties set forth in Section 5.1(c)(i) shall be true and correct in all but de minimis respects as of the date of this Agreement and as of the Closing Date as if made on and as of such date.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations and covenants required to be performed by it under this Agreement at or prior to the Closing Date.

(c) Material Adverse Effect. Since the date of this Agreement, there shall not have been any Material Adverse Effect.

(d) Director’s Certificate. Parent shall have received a certificate signed by a designated director of the Company certifying as to the matters set forth in Section 7.2(a), Section 7.2(b) and Section 7.2(c).

(e) Dissenting Shareholders. The Shares held by Persons that have validly served a notice of objection under Section 238(2) of the Cayman Companies Law in the aggregate shall not be more than 10% of the total issued and outstanding Shares.

Section 7.3 Conditions to Obligations of the Company. The obligations of the Company to effect the Merger are also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except for inaccuracies of representations and warranties which would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects all obligations and covenants required to be performed by it under this Agreement on or prior to the Closing Date.

(c) Director’s Certificate. The Company shall have received a certificate signed by a designated director of each of Parent and Merger Sub certifying as to the matters set forth in Section 7.3(a) and Section 7.3(b).

Section 7.4 Frustration of Closing Conditions. None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in Section 7.2 or Section 7.3, as the case may be, to be satisfied to excuse such party’s obligation to effect the Merger if such failure was caused by such party’s failure to use the standard of efforts required from such party to consummate the Merger and the other transactions contemplated by this Agreement, including as required by and subject to Section 6.8 and Section 6.12.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

Section 8.1 Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approval of this Agreement by the shareholders of the Company referred to in Section 7.1(a), by mutual written consent of the Company, by action of its board of directors, acting upon the recommendation of the Independent Committee, and Parent, by action of its board of directors.

Section 8.2 Termination by Either Parent or the Company. This Agreement may be terminated and the Merger may be abandoned by written notice at any time prior to the Effective Time by Parent, by action of its board of directors, or the Company, at the direction of the Independent Committee, if:

(a) the Merger shall not have been consummated by July 29, 2014, whether such date is before or after the Company Requisite Vote has been obtained (such date, as it may be extended pursuant to the provisions hereof, the “Termination Date”); provided that neither party shall have the right to terminate this Agreement pursuant to this Section 8.2(a) if any action of such party or failure of such party to perform or comply with the covenants and agreements of such party set forth in this Agreement shall have been the primary cause of, or resulted primarily in, the failure of the Merger to be consummated by the Termination Date and such action or failure to perform constitutes a breach of this Agreement;

(b) the Shareholders’ Meeting shall have been held and completed and the Company Requisite Vote shall not have been obtained at such Shareholders’ Meeting or at any adjournment thereof; or

(c) any Order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable (whether before or after the approval of this Agreement by the shareholders of the Company referred to in Section 7.1(a)), provided that the right to terminate this Agreement pursuant to this Section 8.2(c) shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the failure of a condition to the consummation of the Merger.

Section 8.3 Termination by the Company. This Agreement may be terminated and the Merger may be abandoned, at any time prior to the Effective Time, by written notice of the Company acting upon the recommendation of the Independent Committee:

(a) at any time prior to the time the Company Requisite Vote is obtained, if (i) the board of directors of the Company (acting on the recommendation of the Independent Committee) authorizes the Company, subject to fully complying with the terms of this Agreement, to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal, (ii) immediately prior to or substantially concurrently with the termination of this Agreement the Company enters into an Alternative Acquisition Agreement with respect to a Superior Proposal, and (iii) the Company immediately prior to or substantially concurrently with such termination pays to Parent in immediately available funds the Termination Fee required to be paid pursuant to Section 8.5;

(b) if there has been a breach of any representation, warranty, covenant or agreement made by Parent or Merger Sub in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that the conditions set forth in Section 7.3(a) or Section 7.3(b) would not be satisfied and such breach is not curable or, if curable, is not cured prior to the earlier of (i) thirty calendar days after written notice (which shall specify the nature of such breach and the Company’s intention to terminate this Agreement if such breach is not cured) thereof is given by the Company to Parent or (ii) five Business Days prior to the Termination Date; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.3(b) if it is then in material breach of this Agreement such that the conditions set forth in Section 7.1, Section 7.2(a) or Section 7.2(b) would not be satisfied; or

(c) if (i) all of the conditions set forth in Section 7.1 and Section 7.2 have been satisfied (other than those conditions that by their nature cannot be satisfied other than at the Closing), (ii) the Company has irrevocably confirmed by notice to Parent (A) that all conditions set forth in Section 7.3 have been satisfied or that it is willing to waive any unsatisfied conditions in Section 7.3, and (B) that the Company stands ready, willing and able to consummate the transactions contemplated by this Agreement and (iii) the Merger shall not have been consummated within five Business Days after the delivery of such notice.

Section 8.4 Termination by Parent. This Agreement may be terminated and the Merger may be abandoned by written notice at any time prior to the Effective Time by Parent, by action of its board of directors:

(a) if the board of directors of the Company or the Independent Committee shall have (i) made a Change of Company Position or publicly announced its intention to do so or (ii) failed to include the Company Position in the Proxy Statement; or

(b) (i) if there has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement (except the covenants and agreements in Section 6.6), or any such representation and warranty shall have become untrue after the date of this Agreement, such that the conditions set forth in Section 7.2(a) or Section 7.2(b) would not be satisfied and such breach is not curable, or, if curable, is not cured prior to the earlier of (A) thirty calendar days after written notice (which shall specify the nature of such breach and Parent’s intention to terminate this Agreement if such breach is not cured) thereof is given by Parent to the Company or (B) five Business Days prior to the Termination Date; or (ii) the Company shall have breached in any material respect its obligations under Section 6.6 such that the conditions set forth in Section 7.2(b) would not be satisfied and such breach is not curable, or if curable, is not cured prior to the earlier of (A) ten Business Days after written notice of such breach, or (B) five Business Days prior to the Termination Date; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.4(b) if it is then in material breach of this Agreement such that the conditions set forth in Section 7.1, Section 7.3(a) or Section 7.3(b) would not be satisfied.

Section 8.5 Effect of Termination and Abandonment.

(a) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this ARTICLE VIII, this Agreement shall become void and of no effect with no liability to any Person on the part of any party hereto (or of any of its Representatives or Affiliates); provided that the provisions set forth in this Section 8.5, Section 6.9 (Public Announcements), Section 6.17 (Expenses), Section 9.1 (Non-Survival of Representations, Warranties, Covenants and Agreements), Section 9.4 (Notices), Section 9.6 (Entire Agreement; Assignment), Section 9.7 (Parties in Interest), and Section 9.8 (Governing Law and Arbitration), the Confidentiality Agreement and the Guaranty (to the extent set forth therein) shall survive the termination of this Agreement and abandonment of the Merger pursuant to this ARTICLE VIII.

(b) In the event that:

(i) (A) this Agreement is terminated by either Parent or the Company pursuant to Section 8.2(a) or Section 8.2(b), (B) an Acquisition Proposal, whether or not conditional, shall have been made public and not withdrawn prior to the termination of this Agreement pursuant to Section 8.2(a) or, with respect to termination pursuant to Section 8.2(b), prior to the Shareholders’ Meeting, and (C) after the date of this Agreement and prior to the date that is twelve months following the termination of this Agreement, the Company enters into, agrees to or consummates an Acquisition Proposal (whether or not such Acquisition Proposal was the same Acquisition Proposal referred to in the preceding clause (A)) (provided that for purposes of this Section 8.5(b)(i), the references to “20%” in the definition of Acquisition Proposal shall be deemed to be references to “50%”);

(ii) this Agreement is terminated by Parent pursuant to Section 8.4(a) or Section 8.4(b); or

(iii) this Agreement is terminated by the Company pursuant to Section 8.3(a);

then the Company shall (x) in the case of clause (i) above, within two Business Days after the earlier of the date on which the Company enters into a definitive agreement with respect to, or consummates, the Acquisition Proposal referred to in subclause (b)(i)(C) above, (y) in the case of clause (ii) above, no later than two Business Days after the date of such termination, and (z) in the case of clause (iii) above, immediately prior or substantially concurrently with such termination, pay Parent the Termination Fee (as defined below) by wire transfer of immediately available funds (it being understood that in no event shall the Company be required to pay the Termination Fee on more than one occasion). “Termination Fee” means $1,026,210.

(c) In the event that this Agreement is terminated pursuant to Section 8.3(b) or Section 8.3(c), then Parent shall promptly, but in no event later than two Business Days after the date of such termination, pay or cause to be paid to the Company an amount equal to $2,052,420 (the “Parent Termination Fee”) by wire transfer of immediately available funds (it being understood that in no event shall Parent be required to pay the Parent Termination Fee on more than one occasion).

(d) The parties hereto acknowledge that the agreements contained in Section 8.5 are an integral part of the transactions contemplated by this Agreement, that the Damages resulting from the termination of this Agreement under circumstances where a Termination Fee or a Parent Termination Fee is payable are uncertain and incapable of accurate calculation and that, without these agreements, the parties hereto would not enter into this Agreement, and, therefore, the Termination Fee and Parent Termination Fee are not penalties, but rather liquidated damages, and if the Company fails to promptly pay the amount due pursuant to Section 8.5(b) or Section 8.5(e) or Parent fails to promptly pay the amount due pursuant to Section 8.5(c) or Section 8.5(f), and, in order to obtain such payment, Parent or Merger Sub, on the one hand, or the Company, on the other hand, commences an arbitration that results in an arbitral award against the Company for the amount set forth in Section 8.5(b) or Section 8.5(e) or any portion thereof or an arbitral award against Parent for the amount set forth in Section 8.5(c) or Section 8.5(f) or any portion thereof, the Company shall pay to Parent or Merger Sub, on the one hand, or Parent shall pay to the Company, on the other hand, its costs and expenses (including reasonable attorneys’ fees) in connection with such arbitration, together with interest on such amount or portion thereof at the prime rate as published in the Wall Street Journal in effect on the date such payment was required to be made through the date of payment. Notwithstanding anything to the contrary in this Agreement, (A) except for an award of specific performance as and only to the extent permitted by Section 9.11, the Company’s receipt and acceptance of the Parent Termination Fee pursuant to this Section 8.5 (including the right to enforce the Guaranty with respect thereto) shall be the sole and exclusive remedy of the Company and the Company Subsidiaries against Parent, Merger Sub, the Guarantor and any of their respective former, current, or future shareholders, managers, members, directors, officers, Affiliates, employees, representatives or agents for any loss suffered as a result of any breach of any representation, warranty, covenant or agreement in this Agreement or the failure of the Merger to be consummated, and upon payment of such amounts, none of Parent, Merger Sub, the Guarantor or any of their respective former, current, or future shareholders, managers, members, directors, officers, employees, representatives, Affiliates or agents shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement (except that such parties shall remain obligated for, and the Company and the Company Subsidiaries may be entitled to remedies with respect to, the Confidentiality Agreement, any reimbursement obligations of Parent pursuant to the first sentence of this Section 8.5(d) and Section 8.5(f)) and the Guaranty, and (B) except for an award of specific performance as and only to the extent permitted by Section 9.11, Parent’s receipt of the Termination Fee from the Company pursuant to this Section 8.5 shall be the sole and exclusive remedy of Parent, Merger Sub, the Guarantor and their respective Affiliates against the Company, the Company Subsidiaries and any of their respective former, current, or future shareholders, directors, officers, managers, members, Affiliates, employees, representatives or agents for any loss suffered as a result of any breach of any representation, warranty, covenant or agreement in this Agreement or the failure of the Merger to be consummated, and upon payment of such amounts, none of the Company, the Company Subsidiaries or any of their respective former, current, or future shareholders, directors, officers, managers, members, Affiliates, employees, representatives or agents shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement (except for any reimbursement obligations of the Company pursuant to the first sentence of this Section 8.5(d) and Section 8.5(e)).

(e) In the event this Agreement is terminated (i) by the Company pursuant to Section 8.3(a) or (ii) by Parent pursuant to Section 8.4(a) or Section 8.4(b), then the Company shall, within thirty Business Days following receipt of an invoice therefor, reimburse Parent or its designees for all of Parent’s reasonably documented out-of-pocket fees and expenses (including reasonable legal fees and expenses) actually incurred by Parent and its Affiliates on or prior to the termination of this Agreement in connection with the transactions contemplated by this Agreement up to an amount equal to $350,000 (the “Parent Expenses”) by wire transfer of same day funds to one or more accounts designated by Parent.

(f) In the event this Agreement is terminated by the Company pursuant to Section 8.3(b) or Section 8.3(c), then Parent shall, within thirty Business Days following receipt of an invoice therefor, reimburse the Company or its designees for all of the Company’s reasonably documented out-of-pocket fees and expenses (including reasonable legal fees and expenses) actually incurred by the Company and its Affiliates on or prior to the termination of this Agreement in connection with the transactions contemplated by this Agreement up to an amount equal to $350,000 (the “Company Expenses”) by wire transfer of same day funds to one or more accounts designated by the Company.

ARTICLE IX

GENERAL PROVISIONS

Section 9.1 Non-Survival of Representations, Warranties, Covenants and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and agreements, shall survive the Effective Time, except for those covenants and agreements contained herein to the extent that by their terms apply or are to be performed in whole or in part after the Effective Time.

Section 9.2 Amendment. This Agreement may be amended by the parties hereto at any time prior to the Effective Time, whether before or after approval of this Agreement by the shareholders of the Company, by action taken (a) with respect to Parent and Merger Sub, by their respective boards of directors and (b) with respect to the Company, by its board of directors acting upon the recommendation of the Independent Committee in writing; provided, however, that, after adoption of this Agreement by the shareholders of the Company, no amendment may be made which by applicable Law requires the further approval of the shareholders of the Company without such further approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

Section 9.3 Waiver. At any time prior to the Effective Time, any party hereto (a) with respect to Parent and Merger Sub, by their respective boards of directors and (b) with respect to the Company, by its board of directors acting upon the recommendation of the Independent Committee, may (to the extent legally permitted and except as otherwise set forth herein) (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties of the other parties contained herein or in any document delivered pursuant hereto, and (iii) subject to the requirements of applicable Law, waive compliance by the other parties with any of the agreements or conditions contained herein. Any such extension or waiver shall only be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. The failure of any party to assert any rights or remedies shall not constitute a waiver of such rights or remedies.

Section 9.4 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) upon confirmation of receipt after transmittal by facsimile (to the number specified below or another number or numbers for a party as shall be specified in a notice given in accordance with this Section 9.4), (c) by electronic mail (“e-mail”) transmission (so long as a receipt with respect to such e-mail is requested and received) (to the addresses set forth below or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.4), and (d) on the next Business Day when sent by international overnight courier, in each case to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.4):

(a)	if to Parent or Merger Sub:

c/o Ninetowns Internet Technology Group Company Limited

22nd Floor, Building No. 1

Capital A Partners, No. 20 Gong Ti East Road

Chaoyang District, Beijing 100020

People’s Republic of China

Attention:     Tommy Siu Lun Fork

Facsimile:    +86-10-6589-9966

E-mail:         TomFork@ninetowns.com

with additional copies (which shall not constitute notice) to:

Ropes & Gray

41st Floor, One Exchange Square

8 Connaught Place

Central, Hong Kong

Attention:     Paul Boltz / Gary Li

Facsimile:    +852 3664-6583

Email:          paul.boltz@ropesgray.com

  gary.li@ropesgray.com

(b)	if to the Company:

Ninetowns Internet Technology Group Company Limited

22nd Floor, Building No. 1

Capital A Partners, No. 20 Gong Ti East Road

Chaoyang District, Beijing 100020

People’s Republic of China

Attention:     Mr. Jiang Shi Peng

Facsimile:    +86-10-6589-9822

E-mail:         jiangshipeng@ninetowns.com

with additional copies (which shall not constitute notice) to:

Paul Hastings LLP

c/o 21-22/F Bank of China Tower

1 Garden Road

Central, Hong Kong

Attention:     Steven D. Winegar

Facsimile:    +852 2526-2119

Email:         stevenwinegar@paulhastings.com

(c)	if to the Independent Committee:

1704, Chinachem Leighton Plaza

Leighton Road

Causeway Bay, Hong Kong

Attention:     Martin Cheung

E-mail:         martin2339hk@gmail.com

with additional copies (which shall not constitute notice) to:

Latham & Watkins

18th Floor, One Exchange Square

8 Connaught Place

Central, Hong Kong

Attention:     Tim Gardner

Facsimile:    +852 2912-2600

Email:         tim.gardner@lw.com

Section 9.5 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of applicable Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

Section 9.6 Entire Agreement; Assignment. This Agreement (including the Exhibits hereto), the Company Disclosure Schedule, the Voting and Subscription Agreement, the Confidentiality Agreement and the Guaranty constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned by operation of applicable Law or otherwise without the prior written consent of each of the other parties; provided, however, that Merger Sub may assign all (but not less than all) of its rights, interests and obligations under this Agreement to another company all of the outstanding voting securities of which are owned by Parent, but no such assignment shall relieve Parent or Merger Sub of its obligations hereunder if such assignee does not perform such obligations. Any purported assignment in violation of this Agreement shall be void ab initio.

Section 9.7 Parties in Interest. Except (i) as provided in Section 6.7, and (ii) only with respect to shareholders and only after the Effective Time, for the provisions set forth in ARTICLE IV, Parent and the Company hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other parties hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The parties hereto further agree that the rights of third-party beneficiaries under Section 6.7 shall not arise unless and until the Effective Time occurs. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 9.3 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the Knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 9.8 Governing Law and Arbitration.

(a) This Agreement shall be interpreted, construed and governed by and in accordance with the laws of the State of New York of the United States of America without regard to the conflicts of law principles thereof. Notwithstanding the foregoing, if any provision of this Agreement with specific reference to the laws of the Cayman Islands shall be subject to the laws of the Cayman Islands, including the duties of the board of directors, internal corporate affairs of Merger Sub and the Surviving Corporation and the Merger and exercise of any dissenter’s rights with respect to the Merger, the laws of the Cayman Islands shall supersede the laws of the State of New York of the United States of America with respect to such provision.

(b) Any dispute, controversy or claim arising out of or relating to this Agreement or its subject matter (including a dispute regarding the existence, validity, formation, effect, interpretation, performance or termination of this Agreement) (each a “Dispute”) shall be finally settled by arbitration.

(i) The seat, or the legal place, of arbitration shall be Hong Kong, and the arbitration shall be administered by the Hong Kong International Arbitration Centre (the “HKIAC”) in accordance with the HKIAC Administered Arbitration Rules (the “HKIAC Rules”) as then in force which are deemed to be incorporated by reference into and as amended by this Section 9.8(b).

(ii) The arbitration shall be decided by a tribunal of three arbitrators, whose appointment shall be in accordance with the HKIAC Rules.

(iii) The language to be used in the arbitration proceedings (including any written correspondence and the arbitral award rendered) shall be English.

(iv) Subject to the agreement of the tribunal, any Dispute(s) which arise subsequent to the commencement of arbitration of any existing Dispute(s) shall be, to the extent possible, consolidated and/or resolved concurrently by the tribunal already appointed to hear the existing Dispute(s).

(v) The arbitral award shall be final and conclusive and binding upon the parties as from the date rendered. The parties hereby waive any rights of application or appeal to any court or tribunal of competent jurisdiction to the fullest extent permitted by law in connection with any question of law arising in the course of the arbitration or with respect to any award made, except for actions relating to enforcement of the arbitration agreement or an arbitral award and except for actions seeking interim or other provisional relief in aid of arbitration proceedings in any court of competent jurisdiction.

(vi) Judgment upon any award may be entered and enforced in any competent court having jurisdiction over a party or any of its assets. For the purpose of the enforcement of an award, the parties irrevocably and unconditionally submit to the jurisdiction of any competent court and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum.

(vii) By agreeing to arbitration, the parties do not intend to deprive any court of competent jurisdiction of its authority to issue pre-arbitral and/or interim injunctions, pre-arbitral and/or interim attachments or any other direction, Order and/or judgment in aid of arbitration proceedings and the enforcement of any award. Without prejudice to such provisional remedies in aid of arbitration as may be available under the jurisdiction of any court of competent jurisdiction, the arbitral tribunal, to the extent permissible by law, shall have full authority to grant interim and/or provisional remedies and to award Damages for the failure of any party to respect the arbitral tribunal’s orders to that effect or other Order in aid of arbitration proceedings or in relation to the enforcement of any award.

(viii) This arbitration agreement set forth in this Section 9.8(b) shall be binding upon the parties, their successors and assigns.

Section 9.9 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.10 Counterparts. This Agreement may be executed and delivered (including by facsimile, “.pdf” or other electronic transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

Section 9.11 Remedies.

(a) The parties hereto agree that irreparable damage would occur in the event that the Company on the one hand, or Parent and Merger Sub, on the other, do not perform the provisions of this Agreement (including failing to take such actions as are required of such party or parties hereunder in order to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. Accordingly, the parties hereto acknowledge and agree that each of them shall be entitled to specific performance of the terms hereof, including an injunction or injunctions or other equitable remedies to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy (including the right of any party to terminate this Agreement pursuant to ARTICLE VIII and receive the amounts set forth in Section 8.5, as applicable) to which such party is entitled at law or in equity. Notwithstanding anything in this Agreement to the contrary, the parties hereby explicitly acknowledge and agree that the Company’s right, prior to the Closing, to seek an injunction, specific performance or other equitable relief to cause Parent and/or Merger Sub to effect the Closing in accordance with Section 1.2, on the terms and subject to the conditions in this Agreement, shall be subject to the requirements that (i) all conditions in Section 7.1 and Section 7.2 (other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied, (ii) the Company has irrevocably confirmed by notice to Parent (A) that all conditions set forth in Section 7.3 have been satisfied or that it is willing to waive any unsatisfied conditions in Section 7.3, and (B) that the Company stands ready, willing and able to consummate the transactions contemplated by this Agreement and (iii) the Merger shall not have been consummated within five Business Days after the delivery of such notice as a result of Parent and Merger Sub’s failure to complete the Closing. Each party hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief to any of the other parties hereto on the basis that (x) such other party has an adequate remedy at law or (y) an award of specific performance is not an appropriate remedy for any reason at law or in equity, and each of the parties hereby further waives any requirement under any Law to provide any bond or other security as a prerequisite to obtaining an injunction or other equitable relief.

(b) For the avoidance of doubt, (1) under no circumstances will the Company be entitled to monetary damages in excess of the aggregate amount of (a) the Parent Termination Fee, (b) any reimbursement obligation of Parent pursuant to the first sentence of Section 8.5(d) and (c) any reimbursement obligation of Parent pursuant to Section 8.5(f), and (2) under no circumstances will Parent be entitled to monetary damages in excess of the aggregate amount of (a) the Termination Fee, (b) any reimbursement obligation of the Company pursuant to the first sentence of Section 8.5(d), and (c) any reimbursement obligation of the Company pursuant to Section 8.5(e). Until such time as the Company pays the Termination Fee, the remedies available to each of Parent and Merger Sub pursuant to this Section 9.11 shall be in addition to any other remedy to which they are entitled at law or in equity, and the election to pursue an injunction or specific performance shall not restrict, impair or otherwise limit Parent or Merger Sub from, in the alternative, seeking to terminate this Agreement and collect the Termination Fee under Section 8.5. Under no circumstances shall Parent and Merger Sub be permitted or entitled to receive both a grant of specific performance that results in a Closing and monetary damages, including all or any portion of the Termination Fee. Until such time as Parent pays the Parent Termination Fee, the remedies available to the Company pursuant to this Section 9.11 shall be in addition to any other remedy to which it is entitled at law or in equity, and the election to pursue an injunction or specific performance shall not restrict, impair or otherwise limit the Company from, in the alternative, seeking to terminate this Agreement and collect the Parent Termination Fee under Section 8.5. Under no circumstances shall the Company be permitted or entitled to receive both a grant of specific performance that results in a Closing and monetary damages, including all or any portion of the Parent Termination Fee.

Section 9.12 Attorneys’ Fees. In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

Section 9.13 Interpretation. When reference is made in this Agreement to a Section or Exhibit, such reference shall be to a Section or Exhibit of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein,” “hereby” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” shall not be exclusive. All references to “dollars” or “$” in this Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement, unless otherwise stated, and except for references to “HK$” which refer to Hong Kong dollars. Words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires. The table of contents and section headings of this Agreement are included for reference purposes only and shall not affect the construction or interpretation of any of the provisions of this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

Section 9.14 Certain Definitions. For purposes of this Agreement, the terms:

“Acquisition Proposal” has the meaning set forth in Section 6.6(f)(i);

“ADSs” has the meaning set forth in Section 4.1(a);

“Affiliate” of any Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person; provided, that for the avoidance of doubt, for all purposes under this Agreement, the Founder shall be deemed to be an Affiliate of Parent;

“Agreement” has the meaning set forth in the Preamble;

“Alternative Acquisition Agreement” has the meaning set forth in Section 6.6(a);

“Anti-Corruption Laws” means any law of any jurisdiction in which the Company performs business, or of the United States, or of the United Kingdom, including the Foreign Corrupt Practices Act of 1977, as amended (“FCPA”), the U.K. Bribery Act of 2010, and where applicable, legislation enacted by member states and signatories implementing the OECD Convention Combating Bribery of Foreign Officials;

“Bankruptcy and Equity Exception” has the meaning set forth in Section 5.1(d)(i);

“beneficially owned” with respect to any Shares has the meaning ascribed to such term under Rule 13d-3(a) of the Exchange Act;

“Blue Sky Laws” means the securities laws and regulations of the 50 states in the United States;

“Business Day” shall mean any day other than a Saturday or Sunday or a day on which banks are required to close in New York, the Cayman Islands, Hong Kong or the PRC;

“Buyer Group Contracts” has the meaning set forth in Section 5.2(n);

“Buyer Group Parties” means Parent, Merger Sub and the Consortium Members.

“Cayman Companies Law” has the meaning set forth in the Recitals;

“Cayman Plan of Merger” has the meaning set forth in Section 1.3;

“Change of Company Position” has the meaning set forth in Section 6.6(a);

“Closing” has the meaning set forth in Section 1.2;

“Closing Date” has the meaning set forth in Section 1.2;

“Company” has the meaning set forth in the Preamble;

“Company Benefit Plans” means incentive compensation, bonus, severance, retention, change of control, deferred compensation, equity or equity-based award, vacation or sick pay, fringe benefit, retirement, post-retirement, life insurance, medical, hospital, disability, welfare, pension, or other material employee benefit plan, program, arrangement or agreement of any kind providing for compensation (other than ordinary wages and salaries) or benefits, whether or not reduced to writing, in each case maintained by the Company or any Company Subsidiary for the benefit of any Company Employee or with respect to which the Company or any Company Subsidiary has any material liability, but not including any such plan, program or arrangement that is maintained by a Governmental Entity to which the Company or any Company Subsidiary is required to contribute on behalf of Company Employees by Law (such as social security, social welfare or provident funds) and the Company and the Company Subsidiaries do not contribute more than as is legislated by applicable Law;

“Company Disclosure Schedule” has the meaning set forth in Section 5.1;

“Company Employees” means any current, former or retired employee, officer, consultant, independent contractor or director of the Company or any Company Subsidiary;

“Company Expenses” has the meaning set forth in Section 8.5(f);

“Company Licenses” has the meaning set forth in Section 5.1(f)(ii);

“Company Memorandum and Articles of Association” has the meaning set forth in Section 5.1(b)(i);

“Company Option” means an option granted to current or former directors, employees and consultants of the Company and the Company Subsidiaries pursuant to a Company Plan to purchase Shares;

“Company Plan” means any of (i) the Company’s 2003 Plan adopted in November 2003, (ii) the Company’s Amended and Restated 2004 Plan, which was amended and restated on October 21, 2005 and approved by the Company’s shareholders on December 2, 2005, and (iii) the company’s 2006 Share Incentive Plan, which was adopted on October 21, 2005 and approved by the Company’s shareholders on December 2, 2005;

“Company Position” has the meaning set forth in Section 5.1(d)(ii);

“Company Requisite Vote” means the approval of this Agreement and the transactions contemplated hereby, including the Merger, by (i) a special resolution of the Company, meaning an affirmative vote of holders of Shares representing two-thirds or more of the Shares present and voting in person or by proxy as a single class at the Shareholders’ Meeting in accordance with Section 233(6) of the Cayman Companies Law, and (ii) an affirmative vote of holders of Shares representing a majority of the Shares other than the Rollover Shares present and voting in person or by proxy at the Shareholders’ Meeting;

“Company Restricted Share” means a restricted share granted to current or former directors, employees and consultants of the Company and the Company Subsidiaries pursuant to a Company Plan;

“Company Securities” has the meaning set forth in Section 5.1(c)(ii);

“Company Subsidiary” means each Person which is a subsidiary of the Company;

“Company Subsidiary Memorandum and Articles of Association” means, with respect to each Company Subsidiary, the memorandum and articles of association or similar formation document of such Company Subsidiary, as amended to date;

“Confidentiality Agreement” has the meaning set forth in Section 6.5;

“Consortium” has the meaning set forth in the Recitals;

“Consortium Agreement” has the meaning set forth in Section 5.2(n);

“Consortium Member” or “Consortium Members” has the meaning set forth in the Recitals;

“Contract” has the meaning set forth in Section 5.1(e)(i);

“Contribution” has the meaning set forth in Section 5.2(h)(i);

“control” (including the terms “controlled,” “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of stock, as trustee or executor, by Contract or credit arrangement or otherwise;

“Damages” has the meaning set forth in Section 6.7(b);

“Deposit Agreement” has the meaning set forth in Section 4.2(h);

“Depositary” has the meaning set forth in Section 4.1(a);

“Dispute” has the meaning set forth in Section 9.8(b);

“Dissenting Shareholders” has the meaning set forth in Section 4.1(a);

“Dissenting Shares” has the meaning set forth in Section 4.1(a);

“Effective Time” has the meaning set forth in Section 1.3;

“e-mail” has the meaning set forth in Section 9.4;

“Environmental Laws” has the meaning set forth in Section 5.1(r)(ii)(A);

“Environmental Permits” has the meaning set forth in Section 5.1(r)(ii)(B);

“Exchange Act” has the meaning set forth in Section 5.1(e)(ii);

“Exchange Fund” has the meaning set forth in Section 4.2(a);

“Excluded Shares” has the meaning set forth in Section 4.1(a);

“Founder” has the meaning set forth in the Recitals;

“GAAP” has the meaning set forth in Section 5.1(g)(ii);

“Governmental Entity” has the meaning set forth in Section 5.1(e)(ii);

“Governmental Official” has the meaning set forth in Section 5.1(g)(v);

“Guarantor” has the meaning set forth in the Recitals;

“Guaranty” has the meaning set forth in the Recitals;

“Hazardous Substance” has the meaning set forth in Section 5.1(r)(ii)(C);

“HKIAC” has the meaning set forth in Section 9.8(b)(i);

“HKIAC Rules” has the meaning set forth in Section 9.8(b)(i);

“Indemnified Parties” has the meaning set forth in Section 6.7(a);

“Independent Committee” means a committee of the Company’s board of directors consisting of the members of the board of directors of the Company that are not affiliated with Parent or Merger Sub and are not members of the Company’s management;

“Intellectual Property” means the following types of intellectual property, throughout the world, whether registered or unregistered, including: (i) patents (including all reissues, divisions, provisionals, continuations and continuations-in-part, re-examinations, renewals and extensions thereof), patent applications or patent disclosures, (ii) copyrights or design, (iii) trade secrets, database rights, business information data, and all other proprietary rights in inventions, works, discoveries, innovations, know-how, information and data, (iv) trademarks, trade names, service marks, service names, brands, trade dress and logos, and the goodwill and activities associated therewith, (v) domain names, (vi) rights of privacy and publicity, and moral rights, (vii) any and all registrations, applications, recordings and licenses from Governmental Entities and common law rights, statutory rights and contractual rights relating to any of the foregoing, and (viii) rights to sue at law or in equity for any past or future infringement or other impairment of any of the foregoing, including the right to receive all proceeds and damages therefrom;

“Knowledge” (i) with respect to the Company means the actual knowledge after due inquiry of any of the Persons listed in Section 9.14 of the Company Disclosure Schedule, and (ii) with respect to Parent or Merger Sub means the actual knowledge after due inquiry of any officer or director of Parent, Mr. Fork or any Affiliate of Parent;

“Law” means any domestic or foreign federal, state, provincial, municipal or local law, statute, code, ordinance, rule, regulation or Order;

“Lease Agreements” means any lease, sublease, license agreement, occupancy agreement, land grant contract or other Contract with respect to any Real Property that is material to the Company and the Company Subsidiaries taken as a whole;

“Leased Real Property” means all real property leased or subleased by the Company or any Company Subsidiary that is material to the business of the Company and the Company Subsidiaries, taken as a whole;

“Legal Proceeding” has the meaning set forth in Section 5.1(i);

“Licenses” has the meaning set forth in Section 5.1(f)(ii);

“Lien” means any lien, mortgage, pledge, encumbrance, restriction, option, right of first refusal, easement, security interest, deed of trust, right-of-way, encroachment, community property interest or other claim or restriction of any nature, whether voluntarily incurred or arising by operation of Law (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset);

“Material Adverse Effect” means any development, fact, circumstance, condition, event, change, occurrence or effect, individually or in the aggregate, that would have or would reasonably be expected to (i) have a material adverse effect on the business, financial condition or results of operations of the Company and the Company Subsidiaries taken as a whole or (ii) prevent or materially impair or delay the consummation of the transactions contemplated hereby, other than any development, fact, circumstance, condition, event, change, occurrence or effect resulting from (A) changes in general economic, financial market, business or geopolitical conditions, (B) changes or developments in any of the industries in which the Company or the Company Subsidiaries operate, (C) changes in any applicable Laws or applicable accounting regulations or principles or interpretations thereof after the date of this Agreement, (D) any change in the price or trading volume of the ADSs, in and of itself (provided, that the facts or occurrences giving rise to or contributing to such change that are not otherwise excluded from the definition of “Material Adverse Effect” may be taken into account in determining whether there has been a Material Adverse Effect), (E) any outbreak or escalation of hostilities or war or any act of terrorism, (F) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides or other natural disasters or other similar force majeure events, (G) any actions taken (or omitted to be taken) pursuant to the express terms of this Agreement or at the request of Parent or Merger Sub, (H) any failure by the Company to meet any published analyst estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Company to meet its internal or published projections, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (provided, that the facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of “Material Adverse Effect” may be taken into account in determining whether there has been a Material Adverse Effect), (I) the announcement of this Agreement and the transactions contemplated hereby, including the initiation of litigation by any Person with respect to this Agreement, and including any termination of, reduction in or other negative impact on relationships or dealings, contractual or otherwise, with any customers, suppliers, distributors, partners or employees of the Company and the Company Subsidiaries due to the announcement and performance of this Agreement or the identity of the parties to this Agreement, (J) the performance of this Agreement and the transactions contemplated hereby, including compliance with the covenants set forth herein, or (K) any action or omission of the Company or any Company Subsidiary taken at the direction of any officer or director of Parent, Mr. Fork or any Affiliate of Parent outside the ordinary course of business without the approval or direction of the board of directors of the Company (acting with the concurrence of the Independent Committee) or the Independent Committee, provided that any development, fact, circumstance, event, change, occurrence or effect referred to in the foregoing clauses (A), (B), (C), (E) and (F), may be taken into account in determining whether or not there has been a Material Adverse Effect to the extent such development, fact, circumstance, event, change, occurrence or effect has a materially disproportionately adverse effect on the Company and the Company Subsidiaries taken as a whole, as compared to other companies in the industries in which the Company and the Company Subsidiaries operate;

“Material Company Subsidiary” has the meaning set forth in Section 5.1(b)(ii);

“Material Contract” has the meaning set forth in Section 5.1(s)(i);

“Measurement Date” has the meaning set forth in Section 5.1(c)(i);

“Merger” has the meaning set forth in the Recitals;

“Merger Sub” has the meaning set forth in the Preamble;

“Mr. Fork” has the meaning set forth in the Recitals;

“Mr. Ng” has the meaning set forth in the Recitals;

“Mr. Ren” has the meaning set forth in the Recitals;

“Mr. Wu” has the meaning set forth in the Recitals;

“Mr. Xu” has the meaning set forth in the Recitals;

“Ms. Dong” has the meaning set forth in the Recitals;

“NASDAQ” has the meaning set forth in Section 5.1(c)(iii);

“Notice” has the meaning set forth in Section 6.6(c);

“Order” means any order, writ, judgment, injunction, decree, award or regulatory restriction of a Governmental Entity;

“Oriental Developments” has the meaning set forth in the Recitals;

“Owned Real Property” means any real property owned by the Company or any Company Subsidiary that is material to the business of the Company and the Company Subsidiaries, taken as a whole;

“Parent” has the meaning set forth in the Preamble;

“Parent Expenses” has the meaning set forth in Section 8.5(e);

“Parent Material Adverse Effect” has the meaning set forth in Section 5.2(a);

“Parent Termination Fee” has the meaning set forth in Section 8.5(c);

“Paying Agent” has the meaning set forth in Section 4.2(a);

“Per ADS Merger Consideration” has the meaning set forth in Section 4.1(a);

“Per Share Merger Consideration” has the meaning set forth in Section 4.1(a);

“Permitted Liens” means (i) mechanics’, carriers’, workers’, and repairers’ Liens arising or incurred in the ordinary course of business that are not material to the business, operations and financial condition or the property of the Company so encumbered and that are not resulting from a breach, default or violation by the Company of any Contract or Law, (ii) zoning, entitlement and other land use and environmental regulations by any Governmental Entity, provided that such regulations have not been materially violated, (iii) any matter listed in or referred to in any title policy, search or report which was provided to Parent by the Company prior to the date of this Agreement, (iv) any immaterial Lien which does not interfere with day-to-day operations of the business of the Company and the Company Subsidiaries, (v) limitations or restrictions under any Lease Agreement or other Contract or otherwise imposed by the Law of PRC or another government or quasi-governmental agency having jurisdiction over the Real Property and/or operations thereat, (vi) limitations or restrictions on transfers imposed by the Securities Act, Blue Sky Laws and comparable foreign Laws governing securities, provided that there is no material violation thereunder that has resulted in such limitations or restrictions, (vii) non-exclusive licenses to Intellectual Property of the Company or the Company Subsidiaries granted in the ordinary course of business, (viii) Liens for Taxes not yet due or payable or for Taxes being contested in good faith in appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, and (ix) statutory Liens for Taxes, assessments or other charges by any Governmental Entity not yet due and payable or the amount or validity of which is being contested in good faith and by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP in the financial statements of the Company included in the SEC Reports;

“Person” means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization, or other entity;

“PRC” means the People’s Republic of China excluding, for the purposes of this Agreement only, the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan;

“PRC Subsidiary” means all Company Subsidiaries organized under the Laws of the PRC;

“Proxy Statement” has the meaning set forth in Section 5.1(p);

“Real Property” has the meaning set forth in Section 5.1(n)(iii);

“Release” has the meaning set forth in Section 5.1(r)(ii)(D);

“Representatives” means, when used with respect to Parent, Merger Sub, the Company or any other Person, the Affiliates, directors, officers, employees, agents, consultants, financial advisors, accountants, legal counsel, investment bankers, lenders, and other agents, advisors and representatives of Parent, Merger Sub, the Company or any other Person, as applicable, and their respective subsidiaries;

“Repurchased Shares” has the meaning set forth in Section 4.1(a);

“Reserved Shares” has the meaning set forth in Section 4.1(a);

“RMB” means Renminbi, the legal currency of the PRC;

“Rollover Holders” has the meaning set forth in Section 5.2(h)(i);

“Rollover Shares” has the meaning set forth in Section 4.1(a);

“Sarbanes-Oxley Act” has the meaning set forth in Section 5.1(g)(iii);

“Schedule 13E-3” has the meaning set forth in Section 5.1(e)(ii);

“SEC” has the meaning set forth in Section 5.1(g)(i);

“SEC Reports” has the meaning set forth in Section 5.1(g)(i);

“Securities Act” has the meaning set forth in Section 5.1(g)(i);

“Share” or “Shares” has the meaning set forth in Section 4.1(a);

“Share Certificate” has the meaning set forth in Section 4.1(a);

“Shareholders’ Meeting” has the meaning set forth in Section 6.3;

“Software” has the meaning set forth in Section 5.1(q)(i);

“subsidiary” or “subsidiaries” of the Company, the Surviving Corporation, Parent or any other Person means any corporation, partnership, joint venture or other legal entity of which: (i) voting power to elect a majority of the board of directors or others performing similar functions with respect to such organization is held directly or indirectly by such Person or by any one or more of such Person’s subsidiaries, (ii) at least fifty percent (50%) of the equity interests is controlled by such Person or by any one or more of such Person’s subsidiaries, (iii) such party or any subsidiary of such party is a general partner, or (iv) any Person that would otherwise be deemed a “subsidiary” under Rule 1.02(w) of Regulation S-X promulgated pursuant to the Exchange Act;

“Superior Proposal” has the meaning set forth in Section 6.6(f)(ii);

“Surviving Corporation” has the meaning set forth in Section 1.1;

“Surviving Corporation Memorandum and Articles of Association” has the meaning set forth in Section 2.1;

“Takeover Statute” has the meaning set forth in Section 5.1(t);

“Tax Return” means any return, report, document, declaration, claim for refund, election or other information return, filing or statement (including any related or supporting information) required to be filed with or provided to any Governmental Entity or other Person, or maintained, with respect to Taxes, and any schedule, attachment, supplement or amendment to any of the foregoing;

“Taxes” means any and all federal, state, local or foreign taxes, fees, levies, duties, tariffs, imposts, and other similar charges imposed by any governmental or taxing authority, including taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, severance, or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, occupation, premium or gains taxes; recapture, environmental, license, registration and documentation fees; and customs’ duties, tariffs, and similar charges, together with any interest or penalty, addition to tax or additional amount imposed by any Governmental Entity;

“Termination Date” has the meaning set forth in Section 8.2(a);

“Termination Fee” has the meaning set forth in Section 8.5(b);

“Third Party” has the meaning set forth in Section 6.6(f)(i);

“Trade Secrets” has the meaning set forth in Section 5.1(q)(ii);

“Uncertificated Share” has the meaning set forth in Section 4.1(a);

“Unexercised Company Option” has the meaning set forth in Section 4.3(b);

“Value Chain” has the meaning set forth in the Recitals; and

“Voting and Subscription Agreement” has the meaning set forth in the Recitals.

[Remainder of Page Left Blank Intentionally]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

NINETOWNS HOLDINGS LIMITED

By:	/s/ Shuang Wang
Name: Shuang Wang
Title: Director

NINETOWNS MERGER SUB LIMITED

By:	/s/ Shuang Wang
Name: Shuang Wang
Title: Director

NINETOWNS INTERNET TECHNOLOGY GROUP COMPANY LIMITED

By:	/s/ Shi Peng Jiang
Name: Shi Peng Jiang
Title: Authorized Officer

Appendix I

Cayman Plan of Merger

PLAN OF MERGER

THIS PLAN OF MERGER is made on             2014.

BETWEEN

(1)	Ninetowns Merger Sub Limited, an exempted company incorporated under the laws of the Cayman Islands on 20 December 2012, with its registered office situate at the offices of Codan Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive, PO Box 2681, George Town, Grand Cayman, KY1-1111, Cayman Islands (“Merger Sub”); and

(2)	Ninetowns Internet Technology Group Company Limited, an exempted company incorporated under the laws of the Cayman Islands on 8 February 2002, with its registered office situate at the offices of Codan Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive, PO Box 2681, George Town, Grand Cayman, KY1-1111, Cayman Islands (“Company” or “Surviving Corporation” and together with Merger Sub, the “Constituent Companies”).

WHEREAS

(a)	Merger Sub and the Company have agreed to merge (the “Merger”) on the terms and conditions contained or referred to in an Agreement and Plan of Merger (the “Agreement”) dated January 29, 2014 made between Ninetowns Holdings Limited, Merger Sub and the Company, a copy of which is attached as Appendix I to this Plan of Merger and under the provisions of Part XVI of the Companies Law Cap.22 (Law 3 of 1961, as consolidated and revised) (the “Companies Law”).

(b)	This Plan of Merger is made in accordance with section 233 of the Companies Law.

(c)	Terms used in this Plan of Merger and not otherwise defined in this Plan of Merger shall have the meanings given to them in the Agreement.

W I T N E S S E T H

CONSTITUENT COMPANIES

1.	The Constituent Companies to the Merger are Ninetowns Merger Sub Limited and Ninetowns Internet Technology Group Company Limited.

i

NAME OF THE SURVIVING CORPORATION

2.	The surviving company (as defined in the Companies Law) shall be the Surviving Corporation which shall continue to be named Ninetowns Internet Technology Group Company Limited.

REGISTERED OFFICE

3.	The Surviving Corporation shall have its registered office at the offices of Codan Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman, KY1-1111, Cayman Islands.

AUTHORISED AND ISSUED SHARE CAPITAL

4.	Immediately prior to the Effective Date (as defined below) the authorized share capital of Merger Sub was US$50,000 divided into 5,000,000 ordinary shares of US$0.01 par value per share, of which one share has been issued.

5.	Immediately prior to the Effective Date the authorized share capital of the Company was HK$200,000,000 divided into 8,000,000,000 ordinary shares of HK$0.025 par value per share, of which ordinary shares have been issued fully paid.

6.	On the Effective Date the authorized share capital of the Surviving Corporation shall be US$50,000 divided into 5,000,000 ordinary shares of US$0.01 par value per share of which one share shall be in issue credited as fully paid.

7.	On the Effective Date, and in accordance with the terms and conditions of the Agreement:

(a)	Each ordinary share of HK$0.025 par value per share of the Company other than (i) any Dissenting Shares; and (ii) Excluded Shares shall be cancelled in exchange for the right to receive the Per Share Merger Consideration.

(b)	Excluded Shares (other than any Dissenting Shares) shall be cancelled for no consideration.

(c)	Dissenting Shares shall be cancelled in exchange for a payment resulting from the procedure in section 238 of the Companies Law.

(d)	Each ordinary share of Merger Sub shall be converted into an ordinary share of the Surviving Corporation.

8.	On the Effective Date, the rights attached to the ordinary shares of the Surviving Corporation shall be as set out in the Amended and Restated Memorandum of Association and Articles of Association of the Surviving Corporation in the form attached as Appendix II to this Plan of Merger.

EFFECTIVE DATE

9.	The Merger shall take effect on , 2014 (the “Effective Date”).

PROPERTY

10.	On the Effective Date, the rights, property of every description including choses in action, and the business, undertaking, goodwill, benefits, immunities and privileges of each of the Constituent Companies shall immediately vest in the Surviving Corporation which shall be liable for and subject, in the same manner as the Constituent Companies, to all mortgages, charges, or security interests and all contracts, obligations, claims, debts and liabilities of each of the Constituent Companies.

MEMORANDUM OF ASSOCIATION AND ARTICLES OF ASSOCIATION

11.	The Memorandum of Association and Articles of Association of the Surviving Corporation shall be amended and restated in the form attached as Appendix II to this Plan of Merger on the Effective Date.

DIRECTORS BENEFITS

12.	There are no amounts or benefits payable to the directors of the Constituent Companies on the Merger becoming effective.

DIRECTORS OF THE SURVIVING CORPORATION

13.	The names and addresses of the directors of the Surviving Corporation are as follows:

NAME	ADDRESS
Mr. Shuang Wang	22nd Floor, Building No. 1, Capital A Partners, No. 20 Gong Ti East Road, Chaoyang District, Beijing 100020, People’s Republic of China
Ms. Min Dong	22nd Floor, Building No. 1, Capital A Partners, No. 20 Gong Ti East Road, Chaoyang District, Beijing 100020, People’s Republic of China
Mr. Xiaoguang Ren	22nd Floor, Building No. 1, Capital A Partners, No. 20 Gong Ti East Road, Chaoyang District, Beijing 100020, People’s Republic of China

SECURED CREDITORS

14. (a)	Merger Sub has no secured creditors and has not granted any other fixed or floating security interests as at the date of this Plan of Merger; and

(b)	Company has no secured creditors and has not granted any other fixed or floating security interests as at the date of this Plan of Merger.

RIGHT OF TERMINATION OR AMENDMENT

15.	This Plan of Merger may be terminated or amended pursuant to the terms and conditions of the Agreement.

APPROVAL AND AUTHORIZATION

16.	This Plan of Merger has been approved by the board of directors of each of Merger Sub and the Company pursuant to section 233(3) of the Companies Law.

17.	This Plan of Merger has been authorised by the shareholders of each of Merger Sub and the Company pursuant to section 233(6) of the Companies Law.

COUNTERPARTS

18.	This Plan of Merger may be executed by facsimile and in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

GOVERNING LAW

19.	This Plan of Merger shall be governed by and construed in accordance with the laws of the Cayman Islands.

For and on behalf of Ninetowns Merger Sub Limited:

Name: Shuang Wang
Title: Director

For and on behalf of Ninetowns Internet Technology Group Company Limited:

Name:
Title:

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APPENDIX I

(the Agreement)

APPENDIX II

(Amended and Restated Memorandum of Association and Articles of Association of the Surviving Corporation)